Execution Version

SECURITIES PURCHASE AGREEMENT
by and among
Stellex Capital Partners, LP and in its capacity as the Sellers’ Representative
Morbark Holdings Group, LLC, as the Company
the Selling Members listed on Annex II hereto,

and
Alamo Acquisition Corporation and Alamo Group, Inc., collectively as the Purchaser
Dated as of September 11, 2019

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Execution Version
SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement, including all Schedules and annexes to this agreement, (collectively, this “Agreement”) dated as of September 11, 2019 (the “Effective Date”), is by and among Alamo Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), Alamo Group Inc., a Delaware corporation (“Parent” and collectively with Acquisition Corp., the “Purchaser”), Stellex Capital Partners, LP, a Delaware limited partnership (“Sponsor”) and in its capacity as the initial representative of the Sellers pursuant Section 10.6 hereof (the “Sellers’ Representative”), Morbark Holdings Group, LLC, a Delaware limited liability company (the “Company”), those members of the Company listed on Annex II (collectively, the “Selling Members” and with the Sponsor, the “Sellers”). The Purchaser, the Company, and the Sellers will collectively be referred to as the “Parties.”
A. Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.
B.  Sponsor owns 100% of the issued and outstanding membership interests, equity interests or other securities (the “Blocker LLC Interests”) of Stellex Morbark Blocker, LLC, a Delaware limited liability Company (“Blocker LLC”);
C. Sponsor owns 87.4%, and Blocker LLC owns 12.6%, of the issued and outstanding partnership interests equity interests or other securities (collectively, the “Splitter LP Interests”) in Stellex Morbark Splitter, LP, a Delaware limited partnership (“Splitter LP”);
D.  The Selling Members own the equity interests of the Company set forth on Annex II hereto (the “Units” and collectively with the Blocker LLC Interests, and the Sponsor Splitter LP Interests, the “Securities”), which collectively with the equity interests owned by Splitter LP in the Company represent all of the issued and outstanding equity interests or other securities of the Company.
E.  On the terms and subject to the conditions contained in this Agreement, (i) Sponsor desires to sell the Blocker LLC Interests and the Sponsor Splitter LP Interests to the Purchaser, and (ii) the Selling Members desire to sell all of their Units to the Purchaser and to receive in exchange therefor the Transaction Consideration (as allocated and set forth and subject to adjustment as provided in this Agreement).
Now therefore, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
I. DEFINITIONS; CERTAIN INTERPRETIVE MATTERS.
1.1  Definitions.
1.1.1 Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.
1.2 Certain Interpretive Matters.
1.2.1 Unless the context requires otherwise, (a) all references herein to Clauses, Sections, Articles, Annexes or Schedules are to Clauses, Sections, Articles, Annexes, or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the

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meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with the Accounting Principles, (e) words in the singular include the plural and vice versa, (f) all references to “$” or “dollar” amounts will be to lawful currency of the United States, (g) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days, (h) references to the masculine or feminine gender include each other gender, (i) the words “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Clause, Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to, and the definition of, any Contract shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in a legally enforceable writing, from time to time, and (l) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof.
1.2.2 All references to the “Company’s Knowledge,” “Knowledge of the Company” or to words or phrases of similar import with respect to the Company will be deemed to be references to the actual knowledge after due inquiry of the Knowledge Persons, as of the date hereof, without any implication of verification or investigation concerning such knowledge.
1.2.3 Unless the context requires otherwise, to the extent this Agreement allocates responsibility or obligations on Sellers on a “several” basis, such responsibility or obligation shall be shared in accordance with the proportion of the Transaction Consideration allocated to such Seller pursuant to Schedule 2.1.
II. CLOSING; POST-CLOSING ADJUSTMENT.
2.1 Purchase of Securities.
On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser shall pay and deliver the Transaction Consideration as provided in this Agreement and the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to all of the Securities owned by such Sellers, free and clear of all Liens except as disclosed on Schedule 3.4.2. The Transaction Consideration (as set forth and subject to adjustment as provided in this Agreement) will be allocated among the Sellers pursuant to Schedule 2.1. Schedule 2.1 also reflects as to each Seller the allocation of such Transaction Consideration between the Units, the Blocker LLC Interests, and the Splitter LP Interests, as applicable.
2.2 Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic communication on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII, or on such other date and at such other place as agreed to by the Purchaser and the Sellers’ Representative, and shall be effective as of 12:01 a.m. EST on such date. The date on which the Closing occurs is referred to herein as the “Closing Date.”
2.3 Estimated Transaction Consideration.
At least two (2) Business Days prior to the Closing, the Sellers’ Representative shall have caused the Company to deliver to the Purchaser a certificate signed by an officer of the Company setting forth a good faith estimate of the amount of the Closing Indebtedness, Closing Working Capital, and the

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Estimated Cash (the “Closing Certificate”). As used herein, “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” and “Estimated Cash” mean the estimates of the Closing Indebtedness, the Closing Working Capital, and Cash and Cash Equivalents, respectively, as set forth in the Closing Certificate. “Estimated Transaction Consideration” shall mean an amount equal to the Transaction Consideration, assuming for purposes of such calculation that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, the Closing Working Capital is equal to the Estimated Closing Working Capital, and the Cash and Cash Equivalents are equal to the Estimated Cash. The Closing Certificate shall (a) be prepared in accordance with the Accounting Principles and, except where inconsistent with the Accounting Principles, shall use the same accounting principles and practices the Company has historically used, (b) be derived from the books and records (including the general ledgers) of the Company, and (c) properly reflect such books and records (including the general ledgers). As applicable, the Closing Certificate shall include appropriate adjustments to reflect Closing Working Capital, if any, with regard to Blocker LLC and/or Splitter LP.
2.4 Closing Payments.
2.4.1 At the Closing, the Purchaser shall pay the Estimated Transaction Consideration as follows (the “Closing Payments”):
(a)the Sellers Rep Holdback deposited by wire transfer of immediately available funds into the account designed by the Sellers’ Representative;
(b)the Escrow Amount deposited by wire transfer of immediately available funds into the Escrow Account established pursuant to the terms of the Escrow Agreement;
(c)the aggregate dollar amount to satisfy any: (i) Indebtedness of the Group Companies, including any Indebtedness owed by the Blocker or Splitter to Sponsor or its Affiliates; and (ii) Indebtedness secured by a Lien on any of the Securities, to be paid at the Closing (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the pay-off letters (the “Pay-Off Letters”) provided by the Company and any applicable Seller to the Purchaser at least two (2) Business Days prior to the Closing;
(d)the aggregate dollar amount to satisfy any Selling Expenses that remain unpaid at Closing to the Persons entitled thereto in accordance with invoices from such Persons provided by the Company to the Purchaser prior to the Closing; and
(e)the balance to the Sellers in cash in accordance with Schedule 2.1 by wire transfer of immediately available funds to the accounts designated in writing to the Purchaser by the Sellers prior to the Closing.
2.5 Post-Closing Adjustment.
2.5.1 Adjustment Statement Preparation. As soon as practicable, but in any event not more than sixty (60) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Sellers’ Representative an adjustment statement setting forth the amount of the Closing Indebtedness, the Closing Working Capital, and the Cash and Cash Equivalents, in each case, as of the Closing and, based on the Closing Indebtedness, the Closing Working Capital, and the Cash and Cash Equivalents as derived therefrom, the Purchaser’s written calculation of the Transaction Consideration, and the adjustment (if any) necessary to reconcile the Estimated Transaction Consideration to the Transaction Consideration (the “Preliminary

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Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared and dated as of 12:01 a.m. eastern standard time zone on the Closing Date, in accordance with the Accounting Principles and, except where inconsistent with the Accounting Principles, using the same accounting principles and practices as the Company has used historically, and in accordance with the definitions of Closing Indebtedness, Closing Working Capital, and Cash and Cash Equivalents as defined in this Agreement. The Preliminary Adjustment Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities. If a Preliminary Adjustment Statement is not timely delivered by the Purchaser, then the Sellers’ Representative shall have the option, in its own discretion, of (i) electing, by written notice to the Purchaser, for the Estimated Transaction Consideration to be final and binding on Purchaser and the Sellers or (ii) electing to prepare a Preliminary Adjustment Statement and delivering it to the Purchaser no later than one hundred twenty (120) days after the Closing Date, in which case the review, dispute resolution and adjustment payment provisions set forth in Sections 2.5.2-2.5.5 shall apply to Purchaser in the same manner in which they would have applied to the Sellers if Purchaser had delivered a timely and complete Preliminary Adjustment Statement, mutatis mutandis. For purposes of complying with the terms set forth in this Section 2.5, each Party shall cooperate with and make available to the other Parties, their respective Representatives, and the Accounting Referee, if any, all information, records, data and working papers, and shall permit access to its facilities and direct access to its personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder.
2.5.2 Adjustment Statement Review. If the Sellers’ Representative reasonably believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.5.1, the Sellers’ Representative shall so notify the Purchaser no later than thirty (30) days after the Sellers’ Representative’s receipt thereof, setting forth in such notice its objections to the Preliminary Adjustment Statement with particularity and the specific changes which the Sellers’ Representative proposes to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.5.1.
2.5.3 Adjustment Statement Dispute Resolution. If the Sellers’ Representative timely notifies the Purchaser of an objection by the Sellers’ Representative to the Preliminary Adjustment Statement in accordance with Section 2.5.2, and if the Sellers’ Representative and the Purchaser are unable to resolve such dispute through good faith negotiations within thirty (30) days after the Sellers’ Representative’s delivery of such notice of objection, then the Sellers’ Representative and the Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Baker Tilly or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed to by the Sellers’ Representative and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”). The Accounting Referee shall determine and report in writing to the Sellers’ Representative and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding, and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction. In making such calculations and determination, the Accounting Referee (A) shall consider only whether the calculations of such disputed amounts were prepared in accordance with this Agreement and whether there were mathematical errors in the Preliminary Adjustment Statement (and the Accounting Referee is not authorized or permitted to make any other determination), (B) shall be bound by the terms of this Agreement, including the definitions contained herein and (C) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Referee’s determination of any Disputed Amount

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shall be based solely on written materials, presentations and arguments submitted and/or made by Purchaser and the Sellers’ Representative (i.e., not based on an independent review). The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Sellers, on the one hand, or the Purchaser, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee (however, such fees and disbursements shall be shared equally in the event that the Parties’ assigned amounts were, on a net basis, both no more than 10% from the amount finally determined by the Accounting Referee).
2.5.4 Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:
(a) the mutual acceptance by the Sellers’ Representative and the Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by the Sellers’ Representative and consented to by the Purchaser;
(b) the expiration of thirty (30) days after the Sellers’ Representative’s, or the Purchaser’s, receipt of the Preliminary Adjustment Statement, without timely written objection by the Sellers’ Representative, or the Purchaser, in accordance with Section 2.5.2; or
(c) the delivery to the Sellers’ Representative and the Purchaser by the Accounting Referee of the final report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.5.3.
2.5.5 Adjustment of Transaction Consideration. If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is greater than the Estimated Transaction Consideration, the Purchaser shall pay the amount of such difference for the benefit of the Sellers in cash, by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Sellers’ Representative within five (5) Business Days of final determination of the Transaction Consideration. If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Transaction Consideration, then the Sellers’ Representative and the Purchaser shall direct the Escrow Agent to pay to Purchaser from the Escrow Account an amount equal to such deficiency, up to the Escrowed Adjustment Amount, within five (5) Business Days of final determination of the Transaction Consideration. If the Escrowed Adjustment Amount is inadequate to discharge the amount owed by Sellers, the Sellers (with several liability for such obligation) promptly shall pay the balance owed to the Purchaser. For tax purposes, any payment by the Purchaser or the Sellers under this Section 2.5 shall be treated as an adjustment to the Transaction Consideration.
2.6 Intentionally Omitted.
2.7 Insurance Policy The Purchaser shall obtain the R&W Policy with respect to the representations and warranties of the Company, Blocker LLC, Splitter LP and the Sellers in this Agreement on terms reasonably acceptable to the Sellers’ Representative, including a waiver of subrogation as to all Sellers (and their related parties and Affiliates, with all of them as third party beneficiaries of the provision), other than in the case of a final adjudication against such person for Fraud, and that the Sellers shall be a third party beneficiary of the foregoing provision. The Purchaser shall not enter into any amendment, variation, or waiver of the foregoing subrogation provision without the prior written consent of the Sellers' Representative. All costs and expenses and other amounts incurred in connection with the R&W Policy, whether incurred prior to or after the Closing, shall be paid by the Purchaser. Notwithstanding the foregoing, nothing in this Section 2.7 shall obligate the Purchaser for any fees or expenses of the attorneys of the Company Group (prior to Closing) or the Sellers.

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2.8 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS
The representations and warranties contained in this Article III are the sole and exclusive representations and warranties of the Company and the Sellers under this Agreement. The Company and the Sellers severally represent and warrant to the Purchaser as follows:
3.1 Existence and Qualification The Company is a limited liability company in good standing under the Laws of the State of Delaware. Blocker LLC, Splitter LP and each Subsidiary of the Company is duly formed, validly existing, and in good standing in the state of its incorporation or formation. Blocker LLC, Splitter LP, the Company and each of its Subsidiaries have the requisite corporate or limited liability company power and authority and all Permits required to carry on their respective businesses as presently conducted. Except as disclosed on Schedule 3.1, Blocker LLC, Splitter LP, the Company and each of its Subsidiaries are duly licensed or qualified to conduct business and are in good standing in each jurisdiction where such qualification is required, other than any failure to be qualified, licensed or in good standing which would not reasonably be expected to have a material and adverse impact on the operations of such entity. The Company has made available to the Purchaser true and complete copies of the Organizational Documents of each Group Company. None of the Group Companies is in violation of any material provision of its Organizational Documents.
3.2 Authorization; Enforceability. Each member of the Company Group has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party. This Agreement and each Ancillary Agreement to which a Group Company is or will be a party has been duly authorized, executed and delivered by the Group Company. This Agreement and each Ancillary Agreement to which a Group Company is or will be a party has been or will be duly authorized, executed and delivered by the Group Company, and once executed, will constitute a legal, valid and binding agreement of the member of the Group Company, enforceable against the Group Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
3.3 Non-Contravention; Consents; Restrictive Documents.
3.3.1 Except as disclosed on Schedule 3.3.1, the execution, delivery and performance by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, did not and will not (a) violate the Organizational Documents of the Company or any of its Subsidiaries, (b) violate in any material respect any Laws applicable to the Company Group, or any of its Subsidiaries, or by which any of their assets and properties are bound, (c) to the Company’s Knowledge, conflict with or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any material licenses and Permits, (d) materially violate, materially conflict with or result in a material breach of, constitute a material default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, (e) result in the creation or imposition of any material Lien (other than Permitted Liens) on any material asset of any Group Company, or the Sellers, or the Securities themselves, or (f) except for compliance with the

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HSR Act and applicable Antitrust Laws, require any approval, consent, or other clearance of, or filing, notification, or other submission to, a Governmental Authority, other than (x) in the case of clauses (b) and (d), such violations, breaches, conflicts or defaults that would not reasonably be expected to materially impact the Company or any of its Subsidiaries, and (y) in the case of clause (c), such Permits, the failure of which to be obtained or made would not materially impact the Company or any of its Subsidiaries.
3.3.2 Except as disclosed on Schedule 3.3.1, no member of the Company Group, nor any Seller is subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, Permit, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had or would reasonably be expected to materially impact the Company or any of its Subsidiaries, or (b) would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by any member of the Company Group or any Seller with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which any member of the Company Group or any Seller, is, as contemplated by this Agreement, to become a party.
3.4 Capitalization.
3.4.1 Other than as disclosed on Schedule 3.4.1, there are no authorized or outstanding (a) equity interests or other securities of any member of the Company Group, or (b) warrants or other rights to purchase or acquire from any member of the Company Group, or obligations of any member of the Company Group to issue, any equity interests or other securities (collectively, the “Company Securities”).
3.4.2 Except as disclosed on Schedule 3.4.2, the Company Securities (a) represent all of the authorized and outstanding equity interests or other securities of the Company, Blocker LLC, and Splitter LP and the Subsidiaries of any of the foregoing, and (b) are not subject to any voting trust agreement, stockholder agreements registration rights agreements, buy sell agreements or other Contract, option, proxy, pledge, right of first refusal or preemptive right, including any Contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof. At the Closing, the Purchaser will acquire good title to the Company Securities free and clear of Liens except as disclosed on Schedule 3.4.2.
3.4.3 Except as disclosed on Schedule 3.4.3 none of the members of the Company Group owns, directly or indirectly, any capital stock, membership interests, or other securities of any Person.
3.4.4 Except as disclosed on Schedule 3.4.4, there are no authorized or outstanding (a) shares of capital stock, equity interests, or other securities of any Subsidiary of the Company, or (b) options, warrants, or other rights to purchase or acquire shares from any Subsidiary of the Company (collectively, the “Subsidiary Securities”). Also, except as disclosed on Schedule 3.4.4 there are no authorized or outstanding shares of capital stock, equity interests or other securities of any other Person owned by a member of the Company Group.
3.5 Financial Statements; Company’s Books. The Company has made available to the Purchaser complete copies of the Financial Statements. Except as set forth in Schedule 3.5 and the notes thereto, the Financial Statements (a) have been prepared in accordance with the Accounting Principles, (b) reflect the consistent application of accounting principles throughout the periods involved, (c) have been prepared using the same accounting principles and practices as the Company has used historically, and (d) other than adjustments made in the Ordinary Course, which are not reflected on any Financial Statements (or notes thereto) that have not been audited, fairly present in all material respects the consolidated financial position of the Company at the dates thereof and the results of the operations, changes in owners’ equity, and statement of cash flows of the Company for the periods indicated (subject in the case of unaudited statements to recurring accounting adjustments normal in nature and amount).

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3.6 Tax Matters.
Except as disclosed on Schedule 3.6:
(a)All material Tax Returns required to be filed by each Group Company has been duly and timely filed (taking into account any valid extensions) except where the failure to file such Tax Returns would not reasonably be expected to be material as to such Group Company. Each Group Company has paid all material Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing.
(b)There are no Tax claims, audits or proceedings pending or, to the Knowledge of the Company, threatened against any Group Company. There are no currently in force Tax-related subpoenas or requests for information pending with respect to any Group Company from any Governmental Authority. There are not currently in force any waivers or agreements binding upon any Group Company for the extension of time for the assessment or payment of any Tax.
(c)Each Group Company has properly withheld and/or paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any Member, employee, creditor, independent contractor, or other third party.
(d)No Group Company is (x) a party to or bound by any Tax Sharing Agreement with any other Person, or (y) has any contractual obligation to indemnify any other Person with respect to Taxes that would, in the aggregate, be expected to have a Material Adverse Effect. No Group Company has any adjudicated liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by contract.
3.7 Absence of Certain Changes.
Except as disclosed on Schedule 3.7 or as contemplated by this Agreement, since the Balance Sheet Date, and as of the Closing each Group Company has conducted its business in the Ordinary Course and no Group Company has:
(a) incurred a Material Adverse Effect;
(b) amended or modified its governing or Organizational Documents;
(c) outside the Ordinary Course, entered into or materially modified any employment, severance, or similar agreement with any director, manager, officer, or employee of such Company or such Subsidiary;
(d) outside the Ordinary Course, entered into, materially modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract or any material Contract with dealers or other major distributors of products manufactured or distributed by the Company or any of its Subsidiaries;
(e)made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;

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(f)paid, discharged, settled, or satisfied any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or any legal action for Damages, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, or (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course;
(g)other than in the Ordinary Course permitted (i) any material change in the Group Company’s customary levels of inventory or commitments for the purchase of inventory and supplies and the sale of goods, or (ii) any postponement of the payment of accounts payable or acceleration of the collection of accounts receivable;
(h)failed to company with any material Laws;
(i)incurred or assumed any Liability except in the Ordinary Course;
(j)or commitment with respect thereto that in the aggregate exceeds $250,000;
(k)adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(l)committed, agreed to, or contracted to do any of the foregoing.
3.8 Contracts.
3.8.1 Except (a) for this Agreement and the Ancillary Agreements, (b) as disclosed on Schedule 3.8.1, or (c) for any oral Contracts that were entered into in the Ordinary Course in connection with the employment by Blocker LLC, Splitter LP, Company or its Subsidiaries of its or their employees and contractors (which employees and contractors, and their annual or other compensation, are disclosed on Schedule 3.17.2 and which oral Contracts are terminable by Blocker LLC, Splitter LP, the Company or any of its Subsidiaries at will without the payment of any material severance, penalty or other amount), neither Blocker LLC, Splitter LP, the Company nor any of its Subsidiaries is a party to or bound by any of the following agreements (whether written or oral);
(a) any partnership, joint venture, or other similar Contract, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);
(b) any Contract for the payment of Indebtedness in excess of $250,000 (in any case, whether incurred, assumed, guaranteed, or secured by any asset);
(c) any Contract in which Blocker LLC, Splitter LP, the Company or any of its Subsidiaries has agreed as part of a non-competition covenant to materially restrict its right to sell or distribute any of its products or merchandise or provide its services in any geographic area (excluding the impact of licensing agreements);
(d) any Contract with (i) to the Company’s Knowledge, any Seller or any of its Affiliates or (ii) any director or officer of the Company or any of its Subsidiaries (other than for employment on customary terms);

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(e) any Contract or series of related Contracts that relate to the sale of any of the Company’s or its Subsidiaries assets or properties, other than Contracts solely for the sale of goods and services in the ordinary course of business, for consideration in excess of $250,000 or pursuant to which all obligations of the parties thereto have not expired or terminated in accordance with the terms thereof;
(f) any management service, consulting, or any other similar type of Contract with an obligation to pay in excess of $150,000 during the past twelve-month period;
(g) any employment, deferred compensation, severance, or bonus Contract in which any Group Company is obligated to pay sums in excess of $150,000 during the twelve-month period following the Effective Date;
(h) any leases of Company Real Property or Personal Property under which the aggregate payments owed with regard to any such lease equal or exceeds $250,000;
(i) any Contract for a collective bargaining agreement or other labor union Contract;
(j) any Contract in which any Group Company has (i) licensed any of such entity’s Intellectual Property Rights to any other Person or has licensed any other Person’s Intellectual Property Rights and (ii) under which any such party (as the case may be) will receive or pay amounts in excess of $250,000 during the twelve-month period following the Effective Date;
(k) any Contract with a Governmental Authority;
(l) any Contract creating or relating to any partnership, joint venture, profit sharing, joint development or other strategic alliance agreement or arrangement; or
(m) any Contract entered into in connection with the settlement or other resolution of any legal proceeding under any Group Company has any continuing liabilities in excess $250,000 or any settlement or similar Contract of or with any Governmental Authority requiring performance or payments by any such entity.
3.8.2 Each Contract disclosed on Schedule 3.8.1 or required to be so disclosed (each a “Material Contract”) is a valid and binding Contract of Blocker LLC, Splitter LP, the Company or any of its Subsidiaries that is a party thereto and is in full force and effect, and to the Knowledge of the Company, neither Blocker LLC, Splitter LP, the Company nor any of its Subsidiaries is in default or breach, in any material respect, under the terms of any such Material Contract. The Company has made available to the Purchaser or its Representatives true and complete copies of each Material Contract.
3.9 Insurance Coverage.
Schedule 3.9 sets forth a list of all insurance policies and fidelity bonds of Blocker LLC, Splitter LP, the Company and its Subsidiaries in force as the date of the Effective Date (each a “Policy” and collectively, the “Policies”). The Company has delivered to the Purchaser a true and complete copy of each such Policy. All Policies are in full force and effect with premiums paid in accordance with their terms. Except as disclosed on Schedule 3.9, there is no claim by Blocker LLC, Splitter LP, the Company or any of its Subsidiaries pending under any Policy as to which coverage has been denied or disputed by the issuers of such Policies.
3.10 Litigation; Product Liability Product Recalls.

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Except as disclosed on Schedule 3.10, there is no action, suit, investigation by any Governmental Authority, arbitration, or administrative or other legal proceeding pending or to the Knowledge of the Company threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, in each case, other than any such action, suit, investigation by any Governmental Authority, arbitration or administrative or other proceeding not reasonably expected to have a material impact on any Group Company. There are no material liabilities of the Company or its Subsidiaries, whether fixed or contingent, asserted or unasserted, with respect to: (i) any product recall, or (ii) any claim for the breach of any express or implied product warranty or similar claim with respect to product manufactured or sold by the Company or any of its Subsidiaries other than standard warranty obligations in the ordinary course of business. Schedule 3.10 also includes a list of all matters described in the preceding sentence resolved in the two years prior to the Effective Date.
3.11 Compliance with Applicable Laws; Permits.
3.11.1 If any other section of this Article III deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law. Except as disclosed on Schedule 3.11.1, to the Knowledge of the Company, neither Blocker LLC, Splitter LP, the Company nor any of its Subsidiaries is or has been in material violation of any applicable Law or Order or is aware of the issuance or proposed issuance of any Order by any Governmental Authority concerning any actual violation or any alleged material violation of any Law or Order by any Group Company.
3.11.2 Schedule 3.11.2 sets forth a list of each Material Permit held by the Company or any of its Subsidiaries, or issued and held in respect of the Company or any such Subsidiary, as applicable, or required to be so issued and held to carry on the business of the Company and such Subsidiaries as currently conducted. Except as disclosed on Schedule 3.11.2, each Permit is held by the Company or each of its Subsidiaries, as applicable, and is valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Company or any of its Subsidiaries.
3.12 Properties.
3.12.1 Schedule 3.12.1 sets forth a list of all Company Real Property, including all real property leased by or for which any Group Company holds a possessory interest (the “Leased Real Property”). The Company or its Subsidiaries own good and marketable title to the Company Real Property, free and clear of any Lien other than Permitted Liens. True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Company Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Company Real Property have been made available to the Purchaser. Assuming good title in the landlord, all leases of Leased Real Property are valid, binding, and enforceable subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) in accordance with their respective terms against the Company or the Subsidiary party thereto and, to the Knowledge of the Company, against each other party thereto; and the Company or Subsidiary, as applicable, is a tenant or possessor in good standing thereunder and all rents currently due under such leases have been paid. There does not currently exist under any such lease any default or, any current event which with notice or lapse of time or both would constitute a default under any such lease. Neither Blocker LLC nor Splitter LP has a possessory interest in any real property, including but not limited to the Leased Real Property.
3.12.2 The Company and each of its Subsidiary has good, valid and unencumbered title to or holds by valid lease or license, all tangible personal property (“Personal Property”) that are used or held for use

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in the conduct of their businesses. All of the Personal Property is owned or leased by the Company and its Subsidiaries (in each case, including all such Personal Property shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet, except for any inventory sold in the ordinary course of business consistent with past practices after the date of the Most Recent Balance Sheet) free and clear of all Liens (other than Permitted Liens and Liens that will be released on or prior to the Closing Date). All of the owned or leased Personal Property are, subject to ordinary wear and tear, (a) in good working order, repair and operating condition, (b) free from design or structural defects including any latent defects and (c) suitable for the uses for which such Personal Property is used in the ordinary course of business. Neither Blocker LLC nor Splitter LP owns or leases any Personal Property.
3.13 Intellectual Property.
3.13.1 Schedule 3.13.1(a) sets forth a list of all of the Company’s and its Subsidiaries’ (a) issued patents and patent applications, (b) domain names and registered trademarks and applications therefor, and (c) registered copyrights and applications therefor. Schedule 3.13.1(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance Contracts, as to which the Company or any of its Subsidiaries is a party, other than licenses and shrink wrap licenses for commercial off-the-shelf software products.
3.13.2 To the Knowledge of the Company, the Company or its Subsidiaries own or have the valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted without any conflict with or infringement or misappropriation of any rights or property of third parties.
3.13.3 To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement, or misappropriation of, nor to the Knowledge of the Company is there any valid basis for any claim of infringement or misappropriation from any third party upon, the Intellectual Property Rights or other proprietary rights of the Company and its Subsidiaries.
3.13.4 Except as disclosed on Schedule 3.13.4:
(a) to the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property Rights nor the conduct of their respective business infringes on any Intellectual Property Rights or other proprietary rights of any other Person;
(b) no claims or allegations that a Person is infringing on any Intellectual Property Rights owned by the Company or any of its Subsidiaries are pending against a third party; and
(c) to the Knowledge of the Company, all registered patents, domain names, trademarks and copyrights, and applications to register trademarks and copyrights set forth on Schedule 3.13.1(a), are in effect and all renewal fees and other maintenance fees have been paid and, to the extent that the following would reasonably be expected to have a Material Adverse Effect, all other maintenance actions have been taken.
3.14 Environmental Matters.
3.14.1 Except as disclosed on Schedule 3.14.1:
(a) during the period in which the Company or any of its Subsidiaries was an occupant thereon, Constituents of Concern have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Leased Real Property or Company Real Property or, to the

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Knowledge of the Company, by any other third party, except in a manner which would not reasonably be expected to have any Material Adverse Effect on such Group Company;
(b) each Group Company is in compliance in all material respects with all applicable Environmental Laws and holds and is in compliance in all material respects with all terms and conditions of each Environmental Permit required to be issued to it by any Governmental Authority to conduct the operations of each Group Company, all of which Environmental Permits have been provided to the Purchaser prior to the date hereof and are listed on Schedule 3.14.1(b);
(c) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against any Group Company, the Leased Real Property, or the Company Real Property;
(d) to the Knowledge of the Company, there are no hazardous (i) underground storage tanks or dumps, (ii) landfills, (iii) other systems for the treatment, storage, or disposal of Constituents of Concern, (iv) asbestos or (v) polychlorinated biphenyls at, on, in, or under the Leased Real Property or the Company Real Property;
(e) no Group Company has entered into a Contract or consent Order assuming any liability or obligation under any Environmental Law (including any obligation to remediate any Environmental Condition caused by a Group Company);
(f) no Group Company or Seller has received any written notice that any Lien has been recorded, asserted or threatened against the Leased Real Property or the Company Real Property for any liability in connection with any Environmental Condition;
(g) neither the Leased Real Property nor the Company Real Property has not been listed on either the National Priorities List as defined in CERCLA or enabling regulations or any similar state listing of sites at which Constituents of Concern have been stored, disposed or treated;
(h) to the Knowledge of the Company, there are no underground treatment, disposal, recycling, or storage tanks, that are registered in the name of or operated or used by a Group Company located on the Company Real Property or the Leased Real Property; and
3.14.2 With respect to the Leased Real Property, the Company Real Property, or any other real property previously occupied by a Group Company, the Company Group made available to the Purchaser true and complete copies of all applicable environmental investigations, studies, audits, tests, reviews or other analyses performed by or on behalf of a Group Company, or that are available to the Company.
3.15 Plans and Material Documents.
3.15.1 Schedule 3.15.1 sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other written and material compensation or benefit plans, programs, or Contracts, with respect to which the Company or its Subsidiaries has any obligation or liability to contribute or that are maintained, contributed to, or sponsored by the Company or its Subsidiaries for the benefit of any current or former employee, officer, or director of the Company or its Subsidiaries (collectively, the “Plans”) during the three-year period immediately preceding the Effective Date. Each Group Company has heretofore delivered to the Purchaser true, complete and correct copies (as applicable) of (i) the plan document or other governing contract for each Plan, including all amendments and supplements thereto (or, in the case of any unwritten Plan, a written summary thereof), (ii) the three (3) most recent annual reports required to be filed with respect to each Plan (including reports filed on

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Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description and summary annual report, and summaries of material modification prepared for each Plan, (iv) each trust agreement, group annuity contract, insurance contract or other funding agreement or contract relating to any Plan, (v) the most recent determination, opinion or qualification letter issued by the IRS for each Plan intended to qualify for favorable tax treatment, (vi) copies of all material written correspondence with any Governmental Authorities relating to any Plan and (vii) the actuarial report and financial statements for the last three (3) years for any Plan the actuarial report and financial statements for the last three (3) years for any Plan.
3.15.2 None of the Plans (a) is a plan that is or has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (d) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, shareholder, as applicable, of the Company, or any ERISA Affiliate of the Company, except to the extent required by Law. Each of the Plans is subject only to the federal or applicable state Laws of the United States or a political subdivision thereof.
3.15.3 Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws. Except as listed on Schedule 3.15.3, no action, suit, claim, or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and to the Knowledge of the Company, no fact or event exists that could reasonably give rise to any such action, suit, or claim (other than routine claims for benefits in the Ordinary Course), including all applicable and material reporting and disclosure requirements under ERISA.
3.15.4 Each Plan that is intended to be qualified or exempt from taxation under Sections 401(a), 401(k), or 501(a) of the Code is so qualified and has either received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified or exempt or is established on a pre-approved form of plan document that has received a favorable review or opinion letter from the IRS that such form of plan document is so qualified or exempt, and to the Knowledge of the Company, nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to have a Material Adverse Effect on the qualified or exempt status of any Plan.
3.15.5 Neither the Company nor any ERISA Affiliate of the Company has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation) and, to the Knowledge of the Company, no fact or event exists that could reasonably give rise to any such liability.
3.15.6 All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates (including any extensions) and within the applicable time required by the Plan and applicable Law. All such contributions have, where applicable, been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and, to the Knowledge of the Company, no fact or event exists which could reasonably give rise to any such challenge or disallowance.
3.15.7 There has been no amendment to, interpretation of, or announcement by the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Plan, individually or in the aggregate, that would materially increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement. Each Plan can be

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amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company (other than administration expenses in the Ordinary Course or with respect to benefits previously earned, vested, or accrued thereunder).
3.15.8 Except as provided on Schedule 3.15.8, no employee or former employee of the Company or any Subsidiary of the Company is, or will become, entitled to any bonus, retirement, severance, job security, or similar or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans, assuming that all such Plans remain in effect without modification after the Closing.
3.15.9 Except as provided on Schedule 3.15.9, neither the Company nor any Subsidiary of the Company is party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each nonqualified deferred compensation plan identified on Schedule 3.15.9, if any, is in compliance with Section 409A of the Code and the United States Treasury Regulations thereunder.
3.15.10 The Morbark Employee Benefit Plan complies with all applicable Laws in all material respects, including the Patient Protection and Affordable Care Act, the Consolidated Omnibus Budget Reconciliation Act and the discrimination requirements under the Code relating to self-insured health plans.
3.15.11 No material prohibited transaction has occurred with respect to any Plan that would be subject to a prohibit transaction excise tax under the Code. No breach of fiduciary duty has occurred with respect to any Plan that would subject any fiduciary with regard to such Plan to liability.
3.16 Interests in Counterparties and Others.
Except as disclosed on Schedule 3.16, to the Knowledge of the Company, no Seller (or member of the immediate family of such Seller) and no other officer or director of Blocker LLC, Splitter LP, the Company or its Subsidiaries possesses any material ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company, including any counterparty to any Material Contract. The ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.16.
3.17 Relationships; Employee Compensation.
3.17.1 Except for employment agreements specifically set forth on Schedule 3.17.1, no Seller, officer, or director of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no employee who receives annual compensation (including base salary or wage rate and all forms of incentive compensation) in excess of $100,000 per year, is a party to or is otherwise bound by any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between such employee, shareholder, officer, or director, on the one hand, and any other Person, on the other hand, that has had or could reasonably be expected to have had a material effect on (a) the ability of the Company or any of its Subsidiaries to conduct their respective businesses in the Ordinary Course or (b) the ability of the Company or any of its Subsidiaries to conduct their respective businesses after the Closing in a manner consistent with the conduct of such businesses by the Company or any of its Subsidiaries prior to the Closing.

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3.17.2 Schedule 3.17.2 sets forth a list of all of the employees of the Company and each of its Subsidiaries earning annual base compensation in excess of $100,000 and each such employee’s annual salary and bonus as of the Effective Date.
3.18 Other Employment Matters.
Except as disclosed on Schedule 3.18, (a) the Company and its Subsidiaries are: in material compliance with all minimum wage and overtime, wage payment, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights, and benefits Laws and have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws; (b) no unfair labor practice charge or complaint or labor arbitration proceeding is pending against the Company or any of its Subsidiaries; and (c) during the past five years there have been no and there currently are no formal labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.
3.19 Blocker LLC and Splitter LP. Except as disclosed on Schedule 3.19, (a) Sponsor owns all of the Blocker LLC Interests; (b) Sponsor and Blocker LLC collectively own all of the Splitter LP Interest, (c) since its incorporation, Blocker LLC has not conducted any business or activity other than ownership of membership interests in Splitter LP; (d) since its formation, Splitter LP has not conducted any business or activity other than ownership of membership interests in the Company; (e) neither Blocker LLC or Splitter LP has any Indebtedness or any employees; (f) Blocker LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware; (g) Blocker LLC has the power and authority, and Blocker LLC possesses all licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (h) Splitter LP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware; (i) Splitter LP has the power and authority, and Splitter LP possesses all licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and (j) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or to the knowledge of Sponsor and to the Knowledge of the Company, threatened against Blocker LLC or Splitter LP.
3.20 Inventory. All inventory is suitable for the uses for which such inventory is intended, have been recorded on the Company’s books and records in amounts not in excess of the lesser of the actual cost paid by the Company or its Subsidiaries for such items or the market value thereof, and consist solely of inventory of the kind and quality regularly purchased, produced, used and sold in the ordinary course of business. None of the Company or its Subsidiaries has any material Liabilities (including repurchase obligations) with respect to the return of inventory, except for the rights of any purchaser of inventory to return damaged goods and materials or goods and materials that do not conform with the purchase orders with respect thereto.
3.21 Accounts and Indebtedness Receivable. All accounts receivable of the Company and its Subsidiaries arose in the ordinary and usual course of its business consistent with past practices, at Closing will be owned free and clear of any and all Liens except Permitted Liens and such accounts receivable are not subject to any valid counterclaims, set-offs or defenses. None of the Company, nor its Subsidiaries has altered its credit policies or practices since August 1, 2019.
3.22 Accounts Payable. All accounts payable of the Company Group arose in the ordinary and usual course of business consistent with past practices.

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3.23 Customers and Suppliers. Schedule 3.23 is a true, complete and correct list of the Company’s top twenty-five (25) customers with whom the Company or its Subsidiaries has done business within the six (6) months ending June 30, 2019, (each a “Scheduled Customer”), arranged from highest to lowest on the basis of purchases during such period. Except as disclosed on Schedule 3.23, no Group Company has engaged in any forward selling and has not granted any unusual sales or terms of sale to any customer. No Scheduled Customer or material supplier of the Company or its Subsidiaries has canceled, terminated or made a written or oral threat to any of the Company, its Subsidiaries or any Seller that it is committed to or plans to cancel, terminate or fail to renew, for any reason, including the consummation of the transactions contemplated by this Agreement, its relationship with any of the Company or its Subsidiaries.
3.24 Finders’ Fees.
Except as disclosed on Schedule 3.24, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of any Member, the Company or any of its Subsidiaries, or any of their respective Subsidiaries or Affiliates who might be entitled to any fee or commission paid by any Member or the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. To the extent any such payment obligations are payable by Blocker LLC, Splitter LP, the Company, or its Subsidiaries, such payment obligations are Selling Expenses.
3.25 Disclaimer of Certain Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III (AS TO THE COMPANY GROUP AND THE SELLERS) OR ARTICLE IV (AS TO THE SELLERS) OF THIS AGREEMENT, THE SELLERS AND THE COMPANY GROUP EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE, OR QUALITY OF THE COMPANY GROUP’S BUSINESS, THE COMPANY GROUP, OR THE ASSETS OF THE COMPANY GROUP OR ANY PART THEREOF; AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III (AS TO THE COMPANY GROUP AND THE SELLERS) OR ARTICLE IV (AS TO THE SELLERS) OF THIS AGREEMENT, THE SELLERS AND THE COMPANY GROUP SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICES.
IV. REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, with respect to such Seller and no other Seller with regard to Sections 4.1, 4.2, 4.3, 4.4 and 4.5, and Sponsor with regard to Section 4.6 hereby represents and warrants as follows:
4.1 Organization. If such Seller is not a natural Person, such Seller is duly formed, validly existing, and in good standing as a corporation, partnership or limited liability company, as applicable under the Laws of the jurisdiction of its organization or formation.
4.2 Authorization; Enforceability.
Such Seller’s execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is or will be a party, and the consummation and the performance of the transactions contemplated hereby and thereby, to the extent applicable to such Seller, are within such Seller’s capacity, power, and authority and have been duly authorized by all necessary third party action. Such Seller has

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all requisite capacity, power, and authority to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which such Seller is or will be a party. This Agreement and each Ancillary Agreement to which the Seller is or will be a party has been or will be duly executed and delivered by such Seller and, once executed, will constitute, a legal, valid, and binding agreement of such Seller, enforceable against such Seller in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
4.3 Non-Contravention; Consents.
The execution, delivery, and performance by such Seller of this Agreement and each Ancillary Agreement to which it is or will be a party does not and will not (a) with respect to any Seller that is an entity, violate the organizational or governing documents of such Seller, (b) violate any applicable Law or Order, or (c) except for compliance with the HSR Act and applicable Antitrust Laws, require any approval, consent, or other clearance of, or filing, notification, or other submission to, a Governmental Authority.
4.4 Litigation.
Except as disclosed on Schedule 4.4, there is no action, lawsuit, arbitration, or administrative or other proceeding pending or, to the knowledge of such Seller, threatened against or affecting such Seller, and such Seller is not subject to or bound by any Order, that would prevent or otherwise interfere with the ability of such Seller to consummate the transactions contemplated by this Agreement or to otherwise perform his, her, or its obligations under this Agreement or any Ancillary Agreement to which such Seller is or will be a party.
4.5 Contracts. Except as disclosed on Schedule 4.5, no Seller, or an Affiliate of such Person is a party to any contract with Blocker LLC, Splitter LP, the Company or its Subsidiaries.
4.6 Blocker LLC and Splitter LP. Except as disclosed on Schedule 3.19, (a) Sponsor owns all of the Blocker LLC Interests; (b) Sponsor and Blocker LLC collectively own all of the Splitter LP Interest, (c) since its incorporation, Blocker LLC has not conducted any business or activity other than ownership of membership interests in Splitter LP; (d) since its formation, Splitter LP has not conducted any business or activity other than ownership of membership interests in the Company; (e) neither Blocker LLC or Splitter LP has any Indebtedness or any employees; (f) Blocker LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware; (g) Blocker LLC has the power and authority, and Blocker LLC possesses all licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (h) Splitter LP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware; (i) Splitter LP has the power and authority, and Splitter LP possesses all licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and (j) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or to the knowledge of Sponsor and to the Knowledge of the Company, threatened against Blocker LLC or Splitter LP.
V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers as follows:

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5.1 Organization. The Purchaser is duly formed, validly existing, and in good standing as a corporation under the Laws of the State of Delaware, the jurisdiction of its incorporation or formation. The Purchaser has the requisite corporate and limited liability company power and authority, as applicable, and any Permits, consents, and approvals required to acquire, purchase, and own the Securities and operate the Company’s business. The Purchaser has made available to the Sellers true and complete copies of its Organizational Documents. The Purchaser is not in violation of any provision of its Organizational Documents.
5.2 Authorization; Enforceability. The Purchaser’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s capacity, power, and authority and have been duly authorized by all necessary third party action. The Purchaser has all requisite capacity, power, and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party. This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly executed and delivered by the Purchaser, and once executed, will constitute a legal, valid, and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
5.3 Non-Contravention; Consents. Except as disclosed on Schedule 5.3, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party does not and will not (a) violate the Organizational Documents of the Purchaser or any of the Purchaser’s subsidiaries, (b) violate any applicable Law or Order, or (c) except for compliance with the HSR Act and applicable Antitrust Laws, require any approval, consent, or other clearance of, or filing, notification, or other submission to, a Governmental Authority.
5.4 Litigation. There is no action, suit, arbitration, or administrative or other proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, and the Purchaser is not subject to or bound by any Order, that would prevent or otherwise interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.
5.5 Finders’ Fees.
Except as disclosed on Schedule 5.5, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 5.5 or required to be paid to the investment banker, broker, finder or other intermediary identified thereon shall be paid by the Purchaser.
5.6 Investment Intent. The Purchaser is acquiring the Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Securities in a manner that would violate the registration requirements of the Securities Act. The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act. The Purchaser agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such state securities Laws. The Purchaser is able to bear the economic risk of holding the Securities for an indefinite

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period of time (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
5.7 Solvency; Sufficiency of Funds. The Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Indebtedness referenced in the Pay-Off Letters, the Purchaser will be Solvent. The Purchaser will have at the Closing sufficient cash on hand or other sources of immediately available funds to enable it to make the Closing Payments and consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein.
5.8 Binder Agreement; R&W Policy. Coverage under the Binder Agreement is or will be, as of the date hereof, bound. Purchaser has fully paid (or caused to be paid) any and all policy fees, premiums, and other amounts that are due and payable on or prior to the date hereof in connection with the R&W Policy. The R&W Policy is a "Purchaser's" policy and has been negotiated by the Purchaser and the R&W Carrier in consultation with the Company Group and the Sellers’ Representative.
5.9 Purchaser’s Investigation and Non-Reliance. The Purchaser is a highly sophisticated purchaser and has on its own and through its Representatives conducted its own comprehensive investigation, due diligence, review, and analysis regarding the Company Group, the Sellers, and the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchaser and its Representatives have been provided with full and complete access to the Representatives, properties, offices, facilities, and books and records of the Company Group and all other information (including the information necessary to determine whether to enter into this Agreement) that they have requested in connection with their investigation of the Company Group and the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchaser is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by the Sellers, the Company Group, or any of their Affiliates or Representatives of any kind whatsoever, except, in the case of the Company Group, as expressly set forth in Article III of this Agreement and the Schedules specifically identified in Article III, and in the case of the Sellers, in Articles III and IV of this Agreement, and the Schedules specifically identified in Articles III and IV of this Agreement. Neither the Sellers nor the Company Group nor any of their Affiliates or Representatives shall have any liability to the Purchaser or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to the Purchaser (or its Representatives), whether orally or in writing, in any confidential information memoranda (including the Information Memorandum), “data rooms,” “virtual data rooms,” management presentations (including the Management Presentation), due diligence (whether or not received from the Sellers or the Company Group or any of their Affiliates or Representatives) in any form (including via discussion or presentation) in expectation of the transactions contemplated by this Agreement. Neither the Sellers nor the Company Group (nor any of their Affiliates or Representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Company Group, including as contained in the Information Memorandum and the Management Presentation. The Purchaser acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). The Purchaser acknowledges and agrees that, should the Closing occur, the Purchaser is acquiring the Securities without any representation or warranty as to the merchantability or fitness for any particular purpose of the Company Group’s respective assets, the nature or extent of any liabilities or Indebtedness, the prospects of the business of the Company Group, or the effectiveness or the success of any business operations and on an “as is” and “where is” basis, except as expressly set forth, in the case of the Company Group, in Article III of this Agreement and the Schedules specifically identified in Article III, and in the case of the Sellers, in Articles III and IV of this Agreement and the Schedules specifically identified in Articles III and IV of this Agreement. Nothing in this Section 5.6 is intended to modify or limit any

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of the express representations or warranties of the Company Group or each Seller set forth in Article III, or of each Seller in Article IV. The provisions of this Section 5.9, together with the limited exclusive remedies provided in Article VII and Article IX, were specifically bargained-for between the Purchaser, the Sellers, and the Company Group in arriving at the consideration to be paid under this Agreement.
VI. CERTAIN COVENANTS
6.1 Further Actions. From time to time, as and when reasonably requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense.
6.2 Indemnification of Directors, Officers and Sellers. From the Closing through the sixth anniversary of the Closing, the Purchaser shall, and shall cause the Company Group to, indemnify, defend, and hold harmless, to the fullest extent permitted by Law, each person who was or is made a party or threatened to be made a party to or is involved in any proceeding by reason of the fact that such person is or was at any time prior to the Closing a director, officer, member or shareholder of the Company Group (the “Company Indemnified Parties”) against all Damages reasonably incurred or suffered by such Company Indemnified Party in connection therewith, whether claimed prior to, at, or after the Closing. The right to indemnification conferred in this Section 6.2 shall include the right to be paid by each of the Purchaser, the Company Group (including any of their successors and assigns) for the expenses incurred in defending any such proceeding, in advance of its final disposition, within thirty days of receipt by the Purchaser, the Company Group from the Company Indemnified Party of a written claim therefor. The Organizational Documents of the Company Group shall contain, and Purchaser shall cause the Organizational Documents of the Company Group to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former directors of the Company Group than are set forth in the Organizational Documents of the Company Group as of the Effective Date. If the Purchaser, the Company, the Company’s Subsidiaries, or any of their successors or assigns (a) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership, or other entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company Group assume the obligations set forth in this Section 6.2. Prior to Closing, the Company and its Subsidiaries shall procure, at the sole cost and expense of the Purchaser, a six-year tail on the current officers’ and directors’ liability insurance policy (the “D&O Insurance”) covering the persons who were officers and directors at any time during the twelve month period prior to the Closing with respect to actions or omissions occurring prior to the Closing Date. Nothing in this Section 6.2 shall be deemed to create liability for the Company as it exists prior to Closing. The Purchaser covenants for itself and its Affiliates (including the Company Group from and after the Closing), successors, assigns, heirs, legatees, and personal representatives that it shall not institute any demand, action, suit, proceeding, litigation, claim, or any other action or proceeding against any of the Company Indemnified Parties, in their capacity as such, with respect to any Damages arising from or relating to actions occurring prior to the Closing in connection with or otherwise related to or arising from the Company or its Subsidiaries, whether or not such Company Indemnified Parties would be entitled to indemnification by the Company Group or the Purchaser under this Section 6.2. Other than with respect to Fraud, a breach of this Agreement, or a breach of any applicable Ancillary Agreement, effective as of the Closing Date, the Purchaser hereby releases, and shall cause the Company Group to release, each Company Indemnified Person from any and all actions, causes, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands relating to the Company Group occurring prior to the Closing (each, a ”Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Company Indemnified Parties or any of them, relating to, arising

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out of, or in connection with any facts or circumstances relating to the Company Group or any of its Subsidiaries which existed on or prior to the Closing Date, other than with respect to Fraud, breach of this Agreement, or breach of an applicable Ancillary Agreement.
6.3 Conduct of Business of the Company.
During the period from the date of this Agreement through the Closing: (i) the Company Group will, and the Sellers will use their commercially reasonable efforts to, cause the Company Group to conduct its operations in the Ordinary Course, save and except for actions that are reasonably necessary to prepare for Closing or any post-Closing transition, and (ii) without the prior written consent of the Purchaser which shall not unreasonably be withheld, assets of the Company Group not considered material Current Assets shall not be disposed of outside of the Ordinary Course unless replaced with assets of similar quality and quantity.
6.4 Exclusive Dealing.
During the period from the Effective Date to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers, including the Sponsor (and the Affiliates of such Persons) will not, nor shall the Sellers, including the Sponsor permit the Company Group to, take any action to engage in discussions or negotiations with any Person other than the Purchaser (and its Affiliates and Representatives) concerning any purchase of any interests or investment in, or any merger, asset sale, recapitalization, or similar transaction involving, the Company Group.
6.5 Review of the Company.
Prior to the Closing, the Sellers will cause the Company Group to give the Purchaser, directly or through its Affiliates or Representatives, access to the operations, books, and records of the Company Group to the extent the Purchaser deems it necessary or advisable to have such access. Notwithstanding the foregoing, (a) the Purchaser and its Representatives shall under no circumstance contact any employee, contractor, agent, supplier, or customer of the Company or its Subsidiaries without the advance written consent of the Company and, if consent is given, only on such terms as are approved by the Company, with the understanding that the Company shall be involved in such process and that no information received from any such contact shall be relied upon as a representation or warranty (x) by the Company, unless expressly set forth in, and limited to, Article III of this Agreement and the Schedules specifically identified in Article III or (y) by the Sellers, unless expressly set forth in, and limited to, Articles III and IV of this Agreement and the Schedules specifically identified in Articles III and IV of this Agreement; (b) any due diligence shall be conducted in a manner that is least disruptive to the operations and employees of the Company Group; and (c) neither the Company nor any of its Subsidiaries shall be obligated to provide any documentation or communication if the disclosure of such information in the reasonable opinion of counsel to the Company would jeopardize an attorney-client privilege or any work product doctrine.
6.6 Commercially Reasonable Actions.
Subject to the terms and conditions of this Agreement, from the Effective Date to the Closing or the earlier termination of this Agreement pursuant to Section 10.1, each of the Parties shall use its commercially reasonable efforts to comply with the covenants set forth in this Agreement; comply with all applicable Laws, Orders, and Permits; and cause to be done all other things reasonably necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

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6.7 Update of Schedules.
The Company and the Sellers shall have the right prior to Closing to supplement, modify, or amend the Schedules with respect to any matter arising or discovered after the Effective Date which if existing or known at the Effective Date would have been required to be set forth or described in such Schedules and also with respect to events or conditions arising after the Effective Date and prior to Closing. Any such supplemented, modified, or amended Schedules shall be deemed to have cured any breach of any term or condition set forth in this Agreement.
6.8 Intentionally Omitted.
6.9 Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are reasonably necessary to satisfy the closing conditions set forth in Article VIII hereof at or prior to the Closing.
6.10 R&W Insurance. The Purchaser shall use its commercially reasonable efforts to take all actions required to be taken by the Purchaser to obtain and bind the R&W Policy on the terms and conditions set forth in the Binder Agreement in order to satisfy any conditions to the effectiveness of the R&W Policy or the coverage to be provided thereby. The Purchaser shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, as and when required by the Binder Agreement. Without limiting the generality of the foregoing, the Purchaser shall timely pay all premiums and other amounts required to cause the R&W Policy to become and/or remain effective in accordance with its terms as of the Closing. The R&W Policy shall be bound as of the date hereof, and shall include interim breach coverage for the period between the date hereof and the Closing. During the term of the R&W Policy, the Purchaser (i) shall, and shall cause its Subsidiaries and their Affiliates, to maintain the R&W Policy in full force and effect and (ii) shall not, and shall not permit its Subsidiaries to, (A) amend, repeal or modify any provision of the R&W Policy without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed, it being understood that it shall not be unreasonable for Seller to withhold consent in the event that any such amendment, repeal or modification would adversely affect the Seller, in Seller’s sole discretion), (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Policy other than as allowed by the terms of the R&W Policy.
6.11 Merger Control Notifications. The Purchaser and the Sellers’ Representative on behalf of each of the Sellers shall (a) make the notification filings required of it or any of its Affiliates (the “Notification Filings”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”), no later than seven (7) Business Days following the date hereof and shall request “early termination” for such filings, (b) as soon as practicable, make all filings or, as appropriate, submit to Governmental Authorities drafts of filings, to comply with any other Antitrust Law and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, (c) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority under any Antitrust Law with respect to the transactions contemplated hereby, (d) cooperate with one another in connection with any filings under the HSR Act or other Antitrust Law and in connection with resolving any investigation or inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the DOJ, or any other Governmental Authority under any Antitrust Law, and (e) use reasonable best efforts to cause the waiting periods under the HSR Act to terminate or expire, and to consummate the transactions contemplated hereby as promptly as possible and, in any event and in each case,

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prior to the Closing Date. For purposes of this Section 6.11, “reasonable best efforts” includes the Purchaser’s obligation, to the extent necessary to effect the consummation of the transactions contemplated hereby no later than the Closing Date, (a) to negotiate, agree to, or implement, by contract, consent decree, or otherwise, the sale, divestiture, holding separate, or license of any businesses, operations, or assets with revenue of up to $15,000,000 or equivalent value of Purchaser or its Affiliates or Subsidiaries, or of the Company or any of its Subsidiaries; provided, that Purchaser shall not enter into any agreement pursuant to the foregoing clause that affects the business, operations, or assets of the Company or any of its Subsidiaries unless the effectiveness of such agreement is conditioned upon the prior occurrence of the Closing, or (b) to engage in litigation or other adversary proceedings, whether judicial or administrative, concerning the legality of this Agreement or any of the transactions contemplated hereby under any Antitrust Law. Each party shall (i) notify the other parties promptly of any material communication received from the FTC, the DOJ, or any other Governmental Authority under any Antitrust Law relating to the Notification Filings or the transactions contemplated hereby, (ii) provide the other parties in advance, with a reasonable opportunity for review and comment, drafts of any proposed material communication to the FTC, the DOJ, or any other Governmental Authority under any Antitrust Law relating to the Notification Filings or the transactions contemplated hereby, and (iii) not participate in any material meeting or discussion with the FTC, the DOJ, or any other Governmental Authority under any Antitrust Law relating to the Notification Filings or the transactions contemplated hereby unless the party has notified the other parties in advance and, unless prohibited by the FTC, DOJ, or other Governmental Authority, permitted the other parties to attend and participate therein; provided that, if required by Law or reasonable confidentiality considerations, a party may redact portions of documents or limit disclosure to the other parties’ outside counsel. The Purchaser shall pay in their entirety all administrative filing fees for the Notification Filings. For the avoidance of doubt, each of the parties hereto shall pay any and all fees (other than administrative filing fees for the Notification Filings), expenses and costs of its counsel, accountants, other experts and any other expenses incurred by such party incident to the preparation of and filings under the HSR Act, compliance with any requests for additional information or documentary material and any investigation or other inquiry concerning the transactions contemplated by this Agreement, including any response to Governmental Authorities relating thereto. Any such payments by Blocker LLC, Splitter LP, the Company or its Subsidiaries shall be deemed Selling Expenses. The Sellers and Company, shall, in connection with the efforts referenced in this Section 6.11, (i) cooperate in all respects with Purchaser in any investigation or other inquiry, (ii) subject to applicable Laws relating to access to and the exchange of information, permit Purchaser to review in advance, and consult with Purchaser on, all information that appears in any filing made with, or written materials submitted to, any Governmental Authority, (iii) give Purchaser in advance, a reasonable opportunity to comment thereon, and consider in good faith the Purchaser’s recommendations about any substantive communication to any Governmental Authority with respect to any such filing or submission, (iv) keep Purchaser informed on a reasonable prompt basis of any communication received by the Sellers or Company from, or given by the Sellers or Company to, any Governmental Authority, and (v) use commercially reasonable efforts not to, nor permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority with respect to any such filing or submission without giving Purchaser prior notice of such meeting or conversation and without giving Purchaser the opportunity to attend or participate (unless prohibited by such Governmental Authority). Notwithstanding the foregoing, the Sellers and Company may, as they deems advisable and necessary, reasonably designate any competitively sensitive material provided to Purchaser under this Section 6.11 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials or its legal counsel.
6.12 Canadian Patents. With respect to the issued patents and patent applications in Canada set forth on Schedule 3.13.1(a) and held in the name of Laurent Denis and/or Gilles Denis (the “Inventors”) as of the

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Effective Date, the Company shall use commercially reasonable efforts prior to the Closing to pursue written agreements assigning the Inventors’ rights to such patents and patent applications to Denis Cimaf, Inc.
6.13 Tax Returns.  Sponsor shall ensure that the 2018 Tax returns for Splitter LP and Blocker LLC will be filed prior to the Closing Date.
6.14 Termination of 401(k) Plans. The Board of Managers of the Company shall adopt appropriate resolutions, to be effective as of the Closing Date, to terminate the 401(k) plans of each of Morbark, LLC and Rayco Manufacturing, LLC.
VII. TAX MATTERS
The following provisions of this Article VII shall govern the allocation between the Purchaser and the Sellers of responsibility for certain Tax matters involving Blocker LLC, Splitter LP, and the Company Group following the Closing Date. In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.
7.1 Preparation of Tax Returns; Control of Audits; Tax Refunds.
7.1.1 The Sellers’ Representative shall prepare or cause to be prepared for filing by the Company Group all Tax Returns for any Group Company for all Tax periods ending on or before the Closing Date (the “Pre-Closing Periods”) that are due after the Closing Date and use commercially reasonable efforts to ensure that such Tax Returns are filed no later than one (1) year following the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Purchaser) shall be provided to the Purchaser for its review not later than forty-five (45) days before the due date for filing such Tax Returns (including extensions). If the Purchaser does not provide the Sellers’ Representative with a written description of the items in the Tax Returns or the tax statement that the Purchaser intends to dispute within fifteen (15) Business Days following the delivery to the Purchaser of such documents, the Purchaser shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause all such Tax Returns to be timely filed by the applicable Group Company. The Purchaser shall not make any changes to such Tax Returns without the prior written approval of the Sellers’ Representative which shall not be unreasonably withheld. The Purchaser shall defend, indemnify and hold harmless each of the Sellers for any Damages they may suffer or incur for the Purchaser’s failure to timely file such Tax Returns or obtain the approval of the Sellers’ Representative as required in this Section 7.1.1. The Sellers’ Representative and the Purchaser agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter(s) in dispute and a meeting telephonically or in person to discuss their respective positions. In the event the Parties are unable to resolve any dispute within ten (10) days following the delivery of written notice by the Purchaser of such dispute, the Sellers’ Representative and the Purchaser shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the applicable Group Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on the Parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Sellers, on the one hand, and the Purchaser, on the other hand, that assigned amounts to items in dispute that were,

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on a net basis, furthest in amount from the amount finally determined by the Accounting Referee, or equally, in the event the Parties’ assigned amounts were, on a net basis, both no more than 10% from the amount finally determined by the Accounting Referee). The Sellers, by and through the Sellers’ Representative, will timely pay (or cause to be timely paid) or reimburse the Company or the Purchaser as applicable for all Pre-Closing Tax Liabilities (as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that an accrual with respect to such Tax is included as a liability and taken into account for purposes of calculating Indebtedness or Closing Working Capital. Except as expressly contemplated in this Article VII, under no circumstances shall the Purchaser or any Group Company amend any Tax Returns for Pre-Closing Periods without the prior written consent of the Sellers’ Representative which shall not be unreasonably withheld.
7.1.2 In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company or the Blocker LLC for the portion of any taxable period beginning prior to the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Blocker LLC holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or the Blocker LLC for a Straddle Period that relates to the portion of any taxable period beginning prior to the Closing Date determined based on actual results of operations prior to the Closing Date. The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Blocker LLC, Splitter LP, the Company and its Subsidiaries for the Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with the Company and the Blocker LLC’s respective past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Sellers’ Representative) shall be provided to the Sellers’ Representative for such person’s review not later than forty-five (45) Business Days before the due date for filing such Tax Returns (including extensions). If the Sellers’ Representative does not provide the Purchaser with a written description of the items in the Tax Returns or the tax statement that the Sellers’ Representative intends to dispute within fifteen (15) Business Days following the delivery to the Sellers’ Representative of such documents, the Sellers shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause such Tax Returns to be timely filed by the applicable Group Company in the form provided to the Sellers’ Representative. The Purchaser and the Sellers’ Representative agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting (whether in person or telephone) to discuss their respective positions. In the event the Parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Sellers’ Representative of such dispute, the Purchaser and the Sellers’ Representative shall jointly request the Accounting Referee to resolve any issue in dispute at least ten (10) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date for the filing of the Tax Return in question, and the Purchaser shall cause the applicable Group Company to file such Tax Return on the due date (including extensions) for the filing of the Tax Return with content consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on the Parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Sellers, on the one hand, and the Purchaser, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee, or equally, in the event the Parties’ assigned amounts were, on a net basis, equally far, from or both within 10% of the amount finally determined by the Accounting Referee). In addition to the Straddle Period Tax Returns prepared by the Purchaser pursuant to this Section 7.1.2, the Purchaser shall also submit to the Sellers’ Representative, together with Straddle Period

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Tax Returns, a proposed allocation of the Taxes with respect to any such Straddle Period for which the Sellers are responsible pursuant to Section 7.4.3 hereof (“Sellers’ Straddle Period Allocation”), and the dispute resolution mechanism set forth in this Section 7.1.2 shall also apply with respect to such proposed Sellers’ Straddle Period Allocation. The Sellers, severally, shall pay to the Purchaser on or before the date which is three (3) Business Days before the due date of each applicable Tax Return (after giving effect to any valid extensions) the amount of the Pre-Closing Tax Liabilities for which the Sellers are responsible, as determined under this Section 7.1, other than to the extent that an accrual with respect to such Tax is included as a liability and taken into account for purposes of calculating Indebtedness or Closing Working Capital. Post-Closing, the Purchaser, either through itself or through the Company Group, will be solely responsible for any and all Taxes of, or payable by, any Group Company that do not constitute Pre-Closing Tax Liabilities, including without limitation, in the case of Taxes with respect to a Straddle Period, all Taxes which are allocable, pursuant to Section 7.1.2, to the portion of such taxable year or period commencing after the Closing Date.
7.1.3 The Purchaser and the Sellers’ Representative shall cooperate fully in connection with the filing of the Tax Returns pursuant to this Section 7.1 and, subject in all respects to the provisions of Section 7.2, in connection with any audit, litigation, or other proceeding with respect to the Taxes of any Group Company. Such cooperation shall include reasonably furnishing or making available during normal business hours each Party’s personnel; executing reasonably necessary powers of attorney; and retaining for any statutory period of limitations for the audit of any Tax Period by the relevant tax authority and (upon a Party’s request) providing records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Purchaser and the Sellers’ Representative shall (a) retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to any Group Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Sellers’ Representative, any extension thereof) for any audit or for any civil or criminal claim that could be brought with respect to the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other Parties reasonable written notice before transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Sellers’ Representative, as the case may be, shall allow the other Party to take possession of such books and records.
7.1.4 The Purchaser and the Sellers’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any Group Company (including with respect to the transactions contemplated hereby).
7.1.5 To the extent that, subsequent to the date hereof, any Group Company receives (a) any Tax refund attributable to the period of time prior to the Closing, or the Purchaser receives any such Tax refund attributable to the operations of any Group Company prior to the Closing, or (b) any credits against Taxes in lieu of refunds described in clause (a), such Tax refund or credits shall be the property of the Sellers, other than to the extent set forth in the following sentence, and the Purchaser shall remit, and shall cause the Company Group, to remit such Tax refund(s) or credits to the Sellers’ Representative for the benefit of the Sellers, within three (3) Business Days after the receipt by the Group Company of such Tax refunds or utilization of such Tax credits. The foregoing shall not apply with respect to any Tax refund that is reflected as an asset of the applicable Group Company that is taken into account for purposes of calculating Indebtedness or Closing Working Capital. The Sellers’ Representative shall have the authority, subject the consent of Purchaser not to be unreasonably withheld, to prepare any claim for refund or amended Tax Return for any Pre-Closing Tax Periods of any Group Company and the Purchaser shall (and shall cause the Company Group to) execute and timely file all such claim or Tax Return.

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7.1.6 The Parties hereby acknowledge and agree that any and all Transaction Tax Deductions and any other Tax benefits in any way arising out of or related to the payment of the Selling Expenses, the Closing Indebtedness, any options or restricted stock awards of the Company on or prior to the Closing Date and any employee bonuses paid in connection with the transactions contemplated herein shall be for the sole benefit of the Sellers and shall be allocated to the applicable Pre-Closing Tax Period ending at 11:59 p.m. on the Closing Date or the applicable portion of any Straddle Period ending on the Closing Date; provided such amounts are either accrued as Current Liabilities, paid as Closing Payments, or paid by Sellers without reimbursement from a Group Company. The parties hereby agree to (i) prepare and file all Tax Returns consistent with such allocation and (ii) the Sellers’ entitlement to the benefit of any and all such Transaction Tax Deductions and other Tax benefits through the end of the applicable Pre-Closing Tax Period.
7.1.7 Without the prior written consent of the Sellers’ Representative (to be given or withheld in such person’s sole and absolute discretion), unless required by Law or pursuant to administrative action by a taxing authority, none of the Purchaser, or any Group Company shall (i) file, refile, or amend any Tax Return relating to a Pre-Closing Tax Period, (ii) make or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of any Group Company, (iii) agree to waive or extend the statute of limitations relating to any Taxes of any Group Company for a Pre-Closing Tax Period, (iii) file Tax Returns for any Group Company for a Pre-Closing Tax Period in a jurisdiction where the Group Company has not historically filed Tax Returns, (iv) initiate discussions or examinations with taxing authorities regarding Taxes of any Group Company with respect to a Pre-Closing Tax Period, (v) make any voluntary disclosures with respect to Taxes of any Group Company for a Pre-Closing Tax Period, (vi) enter into any closing agreement or settle any Tax claim or assessment relating to any Group Company for a Pre-Closing Tax Period, (vii) surrender any right to claim a refund of Taxes of any Group Company for a Pre-Closing Tax Period or (viii) otherwise take any action with respect to a Pre-Closing Tax Period that could result in the Sellers (or their direct or indirect owners) being liable for any amounts, including under this Agreement or to any taxing authority.
7.12 Tax Claims.
In the event a claim is made or a deficiency alleged following the Closing relating to any Group Company by the IRS or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity may be properly sought against the Sponsor or Sellers, severally, pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:
7.2.1 After any Group Company receives actual notice of a claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the Company to, promptly (but in any event within five (5) Business Days) notify the Sellers’ Representative in writing of such claim or alleged deficiency.
7.2.2 The Sellers’ Representative shall have the right to represent the interests of the applicable Group Company before the relevant Governmental Authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, including responding to inquiries, filing or amending Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, any such Indemnity Tax Matter. The Purchaser shall have the right (but not the obligation) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Sellers’ Representative on behalf of the Sellers, and the Sellers’ Representative shall keep the Purchaser informed with respect to the commencement, status, and nature of any such Indemnity Tax Matter and will, in good faith, allow the Purchaser to consult with the Sellers’ Representative regarding the conduct of or positions taken in any such action.

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7.2.3 Notwithstanding the provisions of Section 7.2.2, the Sellers’ Representative shall not settle or compromise any Indemnity Tax Matter without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned, or delayed.
7.3 Transfer Taxes.
All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.
7.4 Certain Definitions.
For purposes of this Article VII the following terms shall have the following meanings:
7.4.1 “Post-Closing Tax Period” means any taxable period beginning on the day following the Closing Date.
7.4.2 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including without limitation the pre-Closing portion of any Straddle Period.
7.4.3 “Pre-Closing Tax Liabilities”: (a) all Taxes properly imposed upon the Sellers, Blocker LLC or Splitter LP, (b) all Income Taxes properly imposed upon any Group Company with respect to Pre-Closing Tax Periods and which are attributable to operations of the Company or any of its Subsidiaries on or prior to the Closing Date; and (c) with respect to Straddle Periods (if any), all Income Taxes properly imposed upon any Group Company which are allocable, pursuant to Section 7.1.2, to the Pre-Closing portion of such Straddle Period.
7.5 Certain Tax Covenants. Without the prior consent of the Sellers’ Representative, Purchaser covenants that it will not, and it will not cause or permit any of any Group Company, or any other Affiliate of Purchaser to, take any action on the Closing Date other than in the Ordinary Course that could reasonably be expected to (x) give rise to any Tax liability or reduce any Tax asset of any Group Company or the Sellers or (y) give rise to any loss of the Sellers under this Agreement.
7.6 Tax Elections. The Parties acknowledge that the Company and Splitter LP will make elections pursuant to Code Section 754 in connection with the filing of the 2019 Form 1065 with the IRS for each of them.
VIII. CONDITIONS TO CLOSING; THE CLOSING
8.1 Conditions to Obligation of the Purchaser to Consummate the Closing.
The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions in this Section 8.1:
8.1.1 Compliance with Covenants. The Company Group and the Sellers shall have performed and complied in all material respects with all covenants required by Article VI this Agreement to have been performed or complied with by the Company Group or the Sellers, respectively, before or on the Closing Date.

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8.1.2 No Injunction, Etc. No provision of any applicable Law and no Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.
8.1.3 No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements, seeking to prohibit or materially delay the Closing shall have been instituted by any Person before any Governmental Authority shall be pending.
8.1.4 Ancillary Agreements. Execution and delivery of each Ancillary Agreement by parties other than a Group Company or a Seller that are or will, as contemplated by this Agreement, become a party thereto.
8.1.5 Third Party Consents; Governmental Approvals. All material third-party consents, approvals, or waivers that are not considered Ancillary Agreements, if any, that must be obtained by the Sellers or the Company to consummate the transactions contemplated by this Agreement shall have been received. All of the material consents, approvals, authorizations, exemptions, and waivers from or filings with Governmental Authorities that shall be required in order to enable the Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained. Notwithstanding the foregoing, (a) any consents, approvals, authorizations, exemptions, waivers, or filings required to be taken, made, or obtained by the Company or the Sellers, but waived by the Purchaser, shall not be an unfulfilled condition hereunder, and (b) with respect to consents, approvals, authorizations, exemptions, or waivers disclosed by Sellers or the Company on any Schedule as being required in connection with the consummation of the transactions under this Agreement, only the consents, approvals, authorizations, exemptions, or waivers set forth on Schedule 8.1.5 shall be a condition to the Closing hereunder (the “Required Consents”).
8.1.6 HSR Act. All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transaction under the HSR Act and any other applicable Antitrust Laws shall have expired, been terminated or received.
8.1.7 R&W Policy. The R&W Policy shall be issued by the R&W Carrier.
8.1.8 Material Adverse Effect. Since the Effective Date there have been no change, or any development that reasonably could be expected to result in a Material Adverse Effect.
8.1.9 Any condition specified in this Section 8.1 may be waived if consented to by the Purchaser in writing.
8.2 Conditions to Obligation of the Sellers to Consummate the Closing.
The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the conditions in this Section 8.2:
8.2.1 Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all covenants required by Article VI this Agreement to have been performed or complied with by Purchaser before or on the Closing Date.
8.2.2 No Injunction, Etc. No provision of any applicable Law and no Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.

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8.2.3 No Proceedings. No proceeding instituted by a Governmental Authority and challenging this Agreement, the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements, or seeking to prohibit or materially delay the Closing shall be pending.
8.2.4 Third Party Consents; Government Approvals. All material third-party consents, approvals, or waivers that are not considered Ancillary Agreements, if any, that must be obtained by the Purchaser to consummate the transactions contemplated by this Agreement shall have been received. All of the material consents, approvals, authorizations, exemptions, and waivers from or filings with Governmental Authorities that shall be required in order to enable the Company Group and the Sellers to consummate the transactions contemplated by this Agreement shall have been obtained.
8.2.5 HSR Act. All applicable waiting periods (or extension thereof) or necessary approvals or clearances relating to the Transaction under the HSR Act and any other applicable Antitrust Laws shall have expired, been terminated or received.
8.2.6 R&W Policy. The Purchaser shall have bound the R&W Policy as of the Effective Date and delivered a copy of proof of insurance of the R&W Policy to Sellers’ Representative.
8.2.7 Any condition specified in this Section 8.2 may be waived if consented to by the Sellers’ Representative in writing.
8.3 Deliveries of the Sellers and the Company Group. At the Closing, the Sellers and the Company Group shall deliver or cause to be delivered to the Purchaser the following:
8.3.1 Officer’s Certificate. The Company, Blocker LLC and Splitter LP shall have delivered to the Purchaser a certificate from an officer of the Company, dated as of the Closing Date, certifying that: (a) the Organizational Documents of each Group Company, which are attached to the certificate, are true and complete; (b) such Organizational Documents have been in full force and effect in the form attached to the certificate from and after the date of the adoption of the resolutions referred to in clause (c) below and no amendment to such Organizational Documents has occurred since the date of the last amendment attached thereto (if any); and (c) the resolutions adopted by the board of managers of each Group Company (or a duly authorized committee thereof) and attached to the certificate authorizing the execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect and have not been amended, rescinded, or modified, except to the extent attached to the certificate.
8.3.2 Good Standing Certificates. The Company shall have delivered to the Purchaser a certificate of good standing for each Group Company from the Delaware Secretary of State as of a date within ten (10) Business Days of the Closing Date.
8.3.3 Closing Certificate. The Sellers’ Representative shall have delivered to the Purchaser the Closing Certificate.
8.3.4 Bring Down Certificate. The Company and the Sellers’ Representative on behalf of the Sellers shall have delivered to Purchaser a certificate providing that the representations and warranties contained in Articles III and IV are true, complete and correct in all material respects on and as of the Closing (as if made at the Closing), which certificate shall be in form reasonably satisfactory to the Purchaser.

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8.3.5 Release of Liens. Except for Permitted Liens and as disclosed on Schedule 8.3.4, all Liens (other than (a) those Liens arising solely pursuant to applicable federal and state securities laws, (b) Liens imposed by the Organizational Documents of the Companies or any of their Subsidiaries, and (c) Liens arising as a result of actions taken by Purchaser or any of its Affiliates, including any Liens pursuant to Purchaser’s financing arrangements) on or against any assets or securities of the Company Group shall have been released, and the Sellers’ Representative shall have provided the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such release.
8.3.6 Board of Manager Resignations. The Company shall have delivered evidence of the resignation of the board of managers and officers of each Group Company effective as of the Closing. Purchaser agrees to hold same in trust pending consummation of Closing as provided for in this Agreement, and further agrees to return such instruments to the Company in the event Closing does not occur as provided for in this Agreement.
8.3.7 Transfer of Securities. The Securities shall be transferred to Purchaser free of Liens in a manner and in form reasonably acceptable to counsel for the Purchaser.
8.3.8 Ancillary Agreements. Execution and delivery of each of the Ancillary Agreements by a Group Company or a Seller and Purchaser (or post-closing with a Group Company).
8.3.9 Release of Liens. Evidence reasonably satisfactory to the Purchaser in its sole discretion as to (a) the release of all Liens on the Securities and (b) the satisfaction of all Indebtedness of the Company Group.
8.3.10 Escrow Agreement. The Escrow Agreement duly executed by Sellers’ Representative and the Escrow Agent.
8.3.11 Non-Foreign Person. A certificate from each Seller and each Group Company with respect to its, his, or her status as a Non-Foreign Person pursuant to Section 1445 of the Code.
8.3.12 Form W-9. A Form W-9 executed by each Seller.
8.3.13 Termination of Affiliate Agreements. The Sellers Representative shall have delivered evidence to the Purchaser that the Affiliate agreements between any Group Company and Sponsor or its Affiliates listed on Schedule 8.3.13 have been terminated effective as of Closing.
8.4 Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following:
8.4.1 Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate from an officer of the Purchaser, dated as of the Closing Date, certifying that the resolutions adopted by the board of directors of the Purchaser (or a duly authorized committee thereof) and attached to the certificate authorizing the execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect and have not been amended, rescinded, or modified, except to the extent attached to the certificate.
8.4.2 Ancillary Agreements. Execution and delivery of each of the Ancillary Agreements by a Group Company (post-Closing) or Purchaser.

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8.4.3 Bring Down Certificate. The Purchaser shall have delivered to the Sellers a certificate providing that the representations and warranties contained in Article V are true, complete and correct in all material respects on and as of the Closing (as if made at the Closing), which certificate shall be in form reasonably satisfactory to the Sellers.
8.4.4 Transaction Consideration. The Purchaser shall have delivered the Transaction Consideration to the Sellers pursuant to Section 2.1.
8.4.5 Escrow Agreement. The Escrow Agreement duly executed by Purchaser.
IX. SURVIVAL; INDEMNIFICATION
9.1 Survival.
Subject to the terms of this Agreement, claims for indemnification brought under this Article IX with respect to any Fundamental Representation of the Parties contained in this Agreement will survive the Closing for twenty-four (24) months thereafter (the “Representations and Warranties Survival Date”). Subject to the terms of this Agreement, claims brought under Article VII or this Article IX with respect to Taxes (a “Tax Representation”) shall survive the Closing for thirty-six (36) months thereafter. For the avoidance of doubt, no representations and warranties other than the Fundamental Representations and representations and warranties regarding Taxes shall survive the Closing Date.
9.2 Indemnification by the Sellers.
9.2.1 Subject to the terms and conditions of this Agreement, the Sellers shall, severally (in accordance with the proportion of the Transaction Consideration allocated to such Seller pursuant to Schedule 2.1) indemnify the Purchaser, and, after the Closing, the Company Group (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties for:
(a)any failure of any Fundamental Representation or Tax Representation made by the Company Group or any Seller to be true and correct as of the date hereof and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date) but only to the extent that the Purchaser Indemnified Parties are not otherwise indemnified or otherwise recover such Damages pursuant to Section 2.5; provided, however, that no Seller shall be required to indemnify any Purchaser Indemnified Party with respect to a breach of any Fundamental Representation made solely by another Seller pursuant to Articles III or IV; or
(b)any breach of any covenant required to be performed by any Seller under this Agreement, but only to the extent that the Purchaser Indemnified Parties are not otherwise indemnified for a breach of such covenant pursuant to Section 2.5 or pursuant to Section 9.2.1(a); provided, however, that no Seller shall be required to indemnify any Purchaser Indemnified Party with respect to a breach of any covenant or agreement made or to be performed solely by another Seller pursuant to this Agreement.
9.2.2 Time Limitations. The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) unless on or before the Representations and Warranties Survival Date specified in Section 9.1 with regard to a Fundamental Representation and the date provided in Section 9.1 with

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regard to a Tax Representation the Purchaser notifies the Sellers’ Representative in writing pursuant to Section 9.4. All covenants of the Parties contained in Article VI will survive the Closing until the Covenant Survival Date (as defined below). The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(b) unless the Purchaser notifies the Sellers’ Representative in writing of such claim pursuant to Section 9.4 by the following dates: (a) with respect to any covenant required to be performed in this Agreement on or before the Closing, such claim is delivered within two (2) years after the Closing, and (b) with respect to any such covenant required to be performed in this Agreement after the Closing, such claim is delivered within two (2) years from the date such covenant was required to be performed. In any such case, the date upon which notice must be delivered under this Section 9.2.2 shall be referred to as the “Covenant Survival Date.”
9.2.3 Limitations on Indemnification of the Purchaser Indemnified Parties.
(a) The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) (other than with regard to a Fundamental Representation or a Tax Representation) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 9.2.1(a), in the aggregate, exceeds $1,320,000 (the “Deductible”), in which case the Purchaser Indemnified Parties’ sole recourse and remedy to recover any Damages pursuant to Section 9.2.1(a) in excess of the Deductible will be: first, amounts remaining of the Escrowed Indemnification Amount, then second, the R&W Policy. Other than the Escrowed Indemnification Amount or amounts owed pursuant to Section 7.1.2, or in the case of: (i) Fraud by such Seller, or (ii) a failure of a Fundamental Representation or a Tax Representation, Purchaser Indemnified Parties shall have no right to recover any amounts from any Seller pursuant to Section 9.2.1(a). The Deductible will not apply to: (x) Fraud by a Seller, or (y) a failure of a Fundamental Representation or a Tax Representation; provided that with respect to a failure of a Fundamental Representation or a Tax Representation, the Purchaser Indemnified Parties’ recourse and remedy to recover Damages related thereto will be: first, amounts remaining of the Escrowed Indemnification Amount, then second, the Sellers until the retention under the R&W Policy has been satisfied, then third, the R&W Policy until it has been exhausted, and then fourth, the Sellers; provided, however to the extent that such failure solely relates to the obligation of Sellers to pay income Taxes related to a Pre-Closing Tax Period pursuant to Article VII hereof and such failure is not subject to the R&W Policy, the Purchaser Indemnified Parties’ may seek recourse against the Sellers prior to exhausting the R&W Policy, subject to the limitations provided in this Article IX.
(b) The maximum aggregate liability for Damages pursuant to (i) Section 9.2.1(b) shall not exceed ten percent (10%) of the amount of the Transaction Consideration and (ii) in the case of: (x) Fraud, or (y) failure of a Fundamental Representation or a Tax Representation shall not exceed the amount of the Transaction Consideration actually received by the Sellers. The Purchaser Indemnified Parties agree and stipulate that they shall not sue for or seek to recover punitive damages or rescission damages in any lawsuit claiming Fraud.
(c) The Purchaser Indemnified Parties shall not be entitled to indemnification for any Damages to the extent a liability with respect to such Damages was specifically reserved against or otherwise reflected on the Financial Statements, unless such liability exceeds the amount of such reserve or the amount reflected on the Financial Statements. In addition, a Purchaser Indemnified Party may not seek indemnification for Damages suffered by it if it has already received payment for such Damages in a post-Closing adjustment under Section 2.5 or pursuant to the R&W Policy.
(d) The Purchaser Indemnified Parties shall not be entitled to indemnification for any Damages pursuant to Section 9.2.1(b) to the extent indemnification for such Damages can be sought pursuant to Section 9.2.1(a), which shall be such Purchaser Indemnified Parties’ sole remedy with respect to such Damages.

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(e) For purposes of Section 9.2.1, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification in or otherwise applicable to such representation and warranty.
9.3 Indemnification by the Purchaser.
9.3.1 Subject to the terms and conditions of this Agreement, the Purchaser will indemnify the Sellers and the Sellers’ Representative (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from arising out of or otherwise related to:
(a) any failure of any Fundamental Representation made by the Purchaser in this Agreement to be true and correct as of the date hereof and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date); or
(b) any breach of any covenant required to be performed by the Purchaser pursuant to this Agreement.
9.3.2 The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.1(a) unless the Sellers’ Representative notifies Purchaser in writing pursuant to Section 9.4 by the Representations and Warranties Survival Date. The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.1(b) unless the Sellers’ Representative notifies Purchaser in writing pursuant to Section 9.4 by the Covenant Survival Date.
9.3.3 The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.1(a) until the total amount of such Damages incurred by the Seller Indemnified Parties under Section 9.1(a), in the aggregate, exceeds the Deductible, in which case the Seller Indemnified Parties will be entitled to recover Damages in excess of the Deductible; provided, however, that the Deductible shall not apply in the case of Fraud committed by the Purchaser.
9.3.4 The aggregate liability of the Purchaser for Damages under Section 9.1(a) shall not exceed the Transaction Consideration; provided, however, that such cap shall not apply in the case of Fraud committed by the Purchaser.
9.4 Indemnification Procedures.
9.4.1 Except as provided in Article VII with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten (10) day period). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include the justification for the demand for indemnification under this Agreement with specificity, will include copies of all available material written evidence thereof, and will indicate

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the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.4.1) to assume the defense thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that:
(a) The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within thirty (30) Business Days of the Indemnifying Party’s receipt of the required detailed notice of the Third Party Claim.
(b) In the event the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be subject to indemnification under this Article IX. In no event shall the Indemnified Party or the Indemnifying Party settle a Third Party Claim without the prior express written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.
9.4.2 Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes actually aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include the justification for the demand under this Agreement with specificity, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.
9.5 Miscellaneous Indemnification Provisions.
9.5.1 Exclusive Remedy. Other than claims for Fraud, any claim pursuant to the D&O Insurance, or any claim pursuant to Article II, the indemnification provisions of this Article IX and Article VII shall be the sole and exclusive remedy of the Indemnified Persons with respect to claims arising out of, concerning, or related to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, fraud, statute, or otherwise, and whether asserted against the Purchaser, the Company Group, their respective officers, directors or employees, the Sellers’ Representative, any of the Sellers, or any other Person. However, in no event shall any Party, its successors, or its permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement or rescission damages. Each of the Parties, on behalf of itself and its equity owners, directors, managers, officers, employees, Subsidiaries, and Affiliates, covenants not to sue and agrees not to bring any actions or proceedings, at Law, equity, or otherwise, against any other Party or its equity owners, directors, managers, officers, employees, Subsidiaries or Affiliates arising out of, concerning, or relating to any breach or alleged breach of any representation, warranty, covenant, or condition in this Agreement, except pursuant to the express provisions of this Article IX, Article II, or Article VII. Notwithstanding any other sentence in this Section 9.5.1, (i) each Party shall be entitled to bring an action for injunctive relief or specific performance to enforce the terms of this Agreement and (ii) it is explicitly agreed that the Sellers’ Representative and the Company shall be entitled to seek specific performance to cause the Purchaser to consummate the transaction contemplated hereby in the event that (a) all conditions in Section 8.1 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, (b) the Purchaser fails to complete the Closing by the date the Closing would otherwise be required to occur pursuant to Section 2.2, and (c) the Sellers and the Company have confirmed to Purchaser in writing that they are prepared to consummate the Closing. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either Party.

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9.5.2 Intentionally Omitted.
9.5.3 Transaction Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.
9.5.4 Insurance Proceeds and Other Recoveries; Tax Benefit. To be entitled to seek indemnification under this Article IX from an Indemnifying Party, an Indemnified Party must take commercially reasonable efforts to recover or obtain payment for any Damages under any and all insurance policies that apply or may apply to such Damages (including the R&W Policy). The amount of Damages recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall be reduced by the amount of insurance or indemnification proceeds, Tax Benefit, or other amounts actually recovered from other sources by such Indemnified Party (following its commercially reasonable efforts) with respect to the Damages to which such indemnity claim relates, net of any reasonable expenses related to the recovery of such payment.
9.5.5 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (including any of its Subsidiaries) shall, in any event, be liable to any other Person for any consequential, incidental, indirect, immaterial, speculative, special, or punitive Damages of such other Person, including loss of future revenue, income or profits, diminution of value, or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
9.5.6 Good Faith; Mutual Cooperation. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which an Indemnifying Party is allegedly obligated to indemnify an Indemnified Party hereunder. The Indemnified Party shall use all commercially reasonable efforts to mitigate Damages (including the obligations under Section 9.5.4) and resolve any such claim or liability.
X. MISCELLANEOUS.
10.1 Termination.
10.1.1 This Agreement may be terminated at any time prior to the Closing as follows:
(a)by the written consent of both the Purchaser and the Sellers’ Representative;
(b)by the Purchaser, in the event of any material breach by the Company Group or any Seller of any covenant, representation, or warranty contained in this Agreement that prevents the satisfaction of any condition set forth in Article VIII to the obligation of the Purchaser to consummate the Closing, and such breach has not been either (a) waived by the Purchaser or (b) cannot be or has not been cured by the Company Group or the Sellers by ten (10) Business Days after receipt of written notice thereof from the Purchaser of such breach (which notice shall have, if the Closing Date is less than ten Business Days away, the effect of extending the Closing Date to allow for ten (10) Business Days to elapse for Company Group or Sellers to cure such breach);

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(c)by the Sellers’ Representative, in the event of any material breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that prevents the satisfaction of any condition set forth in Article VIII to the obligation of the Sellers to consummate the Closing, and such breach has not been either (a) waived by the Sellers’ Representative or (b) cannot be or has not been cured by the Purchaser by ten (10) Business Days after receipt of written notice thereof from the Sellers’ Representative of such breach (which notice shall have, if the Closing Date is less than ten (10) Business Days away, the effect of extending the Closing Date to allow for ten Business Days to elapse for Purchaser to cure such breach); or
(d)the Purchaser or the Sellers’ Representative if the transactions contemplated hereby have not been consummated by November 25, 2019; provided, however, that the Purchaser or the Sellers’ Representative, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.1(d) if the Purchaser’s breach of this Agreement, on the one hand, or the Company Group’s or any Seller’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement by such date.
10.1.2 If this Agreement is terminated pursuant to Section 10.1.1, and except as otherwise provided in any specific provision of this Agreement to the contrary, all further obligations of the Parties under this Agreement will terminate without further liability or obligation on the part of any Party; provided, however, that (a) the Purchaser will not be released from liability under this Agreement if this Agreement is terminated and the transactions are abandoned by reason of (i) failure of the Purchaser to have performed its obligations under this Agreement or (ii) any misrepresentation made by the Purchaser of any matter set forth in Article V of this Agreement and (b) the Company Group and the Sellers will not be released from liability under this Agreement if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Company Group or any of the Sellers to have performed its or their obligations under this Agreement or (ii) any misrepresentation made by the Company Group and the Sellers as to any matter set forth in Article III of this Agreement or made by the Sellers as to any matter set forth in Article III and Article IV of this Agreement. Nothing in this Section 10.1.2 will relieve any Party of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination in this Agreement, subject to the express terms and limitations set forth in this Agreement.
10.1.3 Good Faith Efforts to Close. Except if otherwise agreed pursuant to Section 10.1.1(a), Purchaser, Company Group, and the Sellers shall each have an affirmative obligation to make reasonable good faith efforts to (a) satisfy their respective conditions to and covenants related to Closing under this Agreement and (b) consummate the Closing.
10.2 Notices. Any notice, request, instruction, or other document required or permitted to be given under this Agreement by any Party to another Party must be in writing and must be given to such Party (a) at its address set forth in Annex III attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice or (b) if such Party is a Seller, at the address of the Sellers’ Representative set forth in Annex III or to such other address(es) as may hereafter be specified in a written notice to the Purchaser by the Sellers’ Representative. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt); (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery; or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case (refusal to send such receipt constituting receipt), with a copy contemporaneously being sent pursuant to clauses (x) or (y) above.
10.3 Amendments and Waivers.
10.3.1 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective.

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10.3.2 No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
10.4 Expenses.
The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with (i) the transactions contemplated by this Agreement or relating to the negotiation, preparation, or execution of this Agreement or any documents or agreements contemplated by this Agreement (including for the avoidance of doubt, any fees or payments necessary or required to obtain the Required Consents unless otherwise provided in this Agreement); and (ii) the performance or consummation of the transactions contemplated by this Agreement. The Sellers will pay or cause to be paid the Selling Expenses to the extent not otherwise paid as contemplated in Section 2.1. Without limiting the generality of the foregoing, and unless otherwise provided in this Agreement, all transfer Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Purchaser when due, and the Purchaser shall file all necessary Tax Returns and other Tax related documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other Tax related documentation. Notwithstanding any other provision of this Agreement to the contrary, the terms of this Section 10.4 shall survive any termination of this Agreement.
10.5 Successors and Assigns.
The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement; except that (a) the Purchaser may assign any of its rights (but not its obligations) under this Agreement to any Affiliate that is fully capable of performing all of the Purchaser’s obligations required under this Agreement; and (b) the Purchaser and its Affiliates may assign their rights (but not their obligations) under this Agreement to any of their financing sources as collateral security.
10.6 Sellers’ Representative.
10.6.1 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers will be taken by a duly appointed representative of the Sellers (the “Sellers’ Representative”) on behalf thereof. The initial Sellers’ Representative will be Stellex Capital Partners LP. Upon its resignation, the holders of a majority of the voting power of the Securities at any time prior to the Closing or, if after Closing, persons who held a majority of the voting power of the Securities at Closing may designate a successor Sellers’ Representative, subject to the approval of the selection of the successor Sellers’ Representative by Purchaser, such approval not to be unreasonably withheld.
10.6.2 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers will be taken by the Sellers’ Representative on behalf of the Sellers. Each of the Sellers hereby irrevocably appoints (except if, and only if, a successor Sellers’ Representative is appointed pursuant to Section 10.6.1 by the requisite vote of the relevant holders of Securities) the Sellers’ Representative (and any successor chosen as Sellers’ Representative pursuant to Section 10.6.1) as the agent and attorney-in-fact of each of the Sellers for the purposes of acting in the name and stead of such Seller in: (a) receiving and holding

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in trust and, if appropriate under this Agreement, distributing the Transaction Consideration and paying any associated costs and expenses of the transactions hereunder required to be paid by such Seller; (b) giving and receiving all notices permitted or required by this Agreement or the Escrow Agreement and acting on the Sellers’ behalf hereunder for all purposes specified in this Agreement or in the Escrow Agreement; (c) delivering any unit certificates or instruments of transfer for the Securities endorsed or executed by the Sellers to the Purchaser at Closing and any and all assignments relating thereto; (d) agreeing with the Purchaser as to any amendments to this Agreement that the Sellers’ Representative may deem necessary or advisable in the best interests of the Sellers, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any conditions to Closing; (e) employing legal counsel on behalf of the Sellers; (f) paying any legal, accounting, investment banking, or any other fees and expenses incurred by the Sellers’ Representative in consummating the transactions contemplated by this Agreement; (g) prosecuting, defending or settling claims arising under this Agreement or the Escrow Agreement; and (h) making, executing, acknowledging, and delivering all such Contracts, Orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions, which the Sellers’ Representative in its sole discretion, may consider necessary or proper in the best interests of the Sellers in connection with or to carry out the terms of this Agreement, as fully as if such Sellers were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred in consideration of those interests and for the purpose of completing the transactions contemplated hereby, and this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Sellers or by operation of Law, whether by the termination of the Sellers’ Representative or by the occurrence of any other event. If any Seller who is an individual should die or become incompetent or incapacitated, any Seller that is a legal entity should be dissolved, liquidated, or wound up, or any other similar event should occur before the delivery of unit certificates or other instruments of transfer representing the Securities pursuant to this Agreement, such unit certificates and instruments shall nevertheless be delivered by or on behalf of such Seller in accordance with the terms and conditions of this Agreement, and all actions taken by the Sellers’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, incapacity, dissolution, termination, winding up, or other similar event had not occurred, regardless of whether the Purchaser or the Sellers’ Representative has received notice of such death, incompetence, incapacity, dissolution, termination, winding up, or other similar event. The Sellers’ Representative will be promptly reimbursed by the Sellers for all reasonable expenses, disbursements, or advances incurred by the Sellers’ Representative in such capacity upon demand. The Sellers, severally and not jointly, agree to indemnify and hold harmless the Sellers’ Representatives for and from any Damages it may incur as a result of its duties hereunder or any of its actions or inactions as such, except as may result from the Sellers’ Representative’s actions that would constitute fraud, breach of fiduciary duty, willful misconduct, or gross negligence.
10.7 Disclaimer of Unidentified Third Party Beneficiaries.
Except as provided in Article IX, this Agreement is for the sole benefit of the Parties, the Company Group, and any of their successors and assigns (if such successors or assigns are expressly permitted by this Agreement). Nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties, the Company Group, and such permitted successors and assigns, any legal or equitable rights under this Agreement.
10.8 Release.
10.8.1 For good and valuable consideration, effective as of the Closing, each Seller, on behalf of such Seller and, as applicable, such Seller’s heirs, executors, administrators, legal representatives, successors, assigns, and Affiliates (collectively, the “Seller Releasing Persons”) hereby unconditionally and irrevocably waives, releases, and forever discharges the Company Group and its respective directors, officers, employees, agents, and Affiliates (collectively, the “Company Released Persons”) from any and all Damages,

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rights, claims, demands, debts, liabilities, obligations, promises, covenants, Contracts, charges, lawsuits, proceedings, actions, or causes of actions of any kind whatsoever, whether known or unknown, whether suspected or unsuspected, whether absolute or contingent, in each case, at Law or in equity, that any such Seller Releasing Person now has, has ever had, or may hereafter have against any of the Company Released Persons arising contemporaneously with or prior to the Closing or on account of or arising out of any act, omission, matter, cause, or event occurring contemporaneously with or prior to the Closing; provided however, that nothing contained in this Section 10.8.1 shall operate to release any such Company Released Person from any claim by the Seller arising out of or relating to this Agreement, any Ancillary Agreement, or any of the transactions or Contracts contemplated by this Agreement. By way of clarification and not limitation each Selling Member releases the Company Related Persons from any amounts owed to such Member arising from such Selling Members Profits Interest Award Agreement disclosed on Schedule 3.15.8 save and except those portions of the Transaction Consideration payable to such Member pursuant to Article II.
10.8.2 Effective as of the Closing, the Purchaser, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably waives, releases, and forever discharges the Sellers and their Affiliates, and any of the directors, managers, officers, employees, agents, Sellers’ Representatives, successors, assigns, and heirs of any of the foregoing, (collectively, the “Seller Released Persons”) from any and all rights, Damages, claims, demands, debts, liabilities, obligations, promises, covenants, Contracts, charges, lawsuits, proceedings, actions, or causes of actions of any kind whatsoever, whether known or unknown, whether suspected or unsuspected, whether absolute or contingent, in each case, at Law or in equity, that the Purchaser or its Affiliates (including the Company Group after the Closing) now have, has ever had, or may hereafter have against any such Seller Released Person arising contemporaneously with or prior to the Closing or on account of or arising out of any act, omission, matter, cause, or event occurring contemporaneously with or prior to the Closing; provided, however, that, without limiting the foregoing, nothing contained in this Section 10.8.2 shall operate to release any such Seller Released Person from: (i) any claim by the Purchaser arising out of or relating to this Agreement, any Ancillary Agreement, or any of the transactions or Contracts contemplated by this Agreement, (ii) any claim covered by the D&O Policy or any other insurance maintained by the Company Group, (iii) any amount included as a Current Asset, (iv) reimbursement for advances made on behalf of a Seller Related Person by a Group Company in the Ordinary Course with the expectation that such advances would be repaid, or (v) any claim by the Purchaser arising out of or relating to any current employment agreement or non-competition agreement entered into by a Seller and a member of the Group Company.
10.9 Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents and agrees that it shall bring any action, suit, or proceeding with respect to any matter arising out of or relating to this Agreement, any Ancillary Agreement (unless a different choice of law and jurisdiction is provided in any Ancillary Agreement), or the subject matter of any of those agreements in the United States District Court for the District of Delaware in Wilmington, Delaware (or if subject matter jurisdiction is not proper in such court, then in a state court of the State of Delaware sitting in Wilmington, Delaware). Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of the state and federal courts located in the State of Delaware with respect to any such action, suit, or proceeding. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents to service of process in any such action, suit, or proceeding in any such court by the mailing of a copy of such process by registered or certified mail, postage prepaid, to such Person at the address specified in Section 10.1 for notices to such Person. Additionally, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue in any such action, suit, or proceeding in the United States District Court for the District of Delaware in Wilmington, Delaware (or if subject

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matter jurisdiction is not proper in such court, then in a state court of the State of Delaware sitting in Wilmington, Delaware) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum.
10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PERSON AS A CONDITION TO THE EFFECTIVENESS OR ISSUANCE OF AN INJUNCTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT FURTHER ACKNOWLEDGES THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED, EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, OR RESTATEMENTS OF THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.11 Intentionally Omitted.
10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.
10.13 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.
10.14 Entire Agreement. This Agreement (including the Schedules and Annexes) and the Ancillary Agreements (including any schedules and annexes to the Ancillary Agreements) constitute the complete, integrated agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements. This Agreement (including the Schedules and Annexes) and the Ancillary Agreements (including any schedules and annexes to the Ancillary Agreements) supersede all prior agreements and understandings (which, whether oral or written, the Parties expressly disclaim any reliance upon) between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements.
10.15 Confidentiality. In consideration of the benefits of this Agreement to the Sellers and to the Purchaser, the Sellers hereby covenant and agree that from and at all times after the Effective Date, the Sellers shall keep confidential and not disclose to any third party the terms of this Agreement or use for their own benefit or the benefit of any third party any information regarding the Company Group, except prior to the Closing in the Ordinary Course; provided however, that if the Closing does not occur for whatever reason, the foregoing covenant shall terminate on the same date that the termination of this Agreement becomes effective. In consideration of the benefits of this Agreement to the Purchaser and to the Sellers and the Company Group, the

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Purchaser hereby covenants and agrees that from and after the Effective Date, the Purchaser shall, and it shall cause its Affiliates to, keep confidential and not disclose to any third party or use for their own benefit or the benefit of any third party any of the following information: (i) the identities of participants or potential participants in the transactions contemplated in this Agreement; (ii) the existence, status, or content of any negotiations concerning or related to this Agreement or between any of the Parties; or (iii) any other term or detail of the transactions contemplated in this Agreement. Further, the Purchaser hereby covenants and agrees that from and after the Effective Date and until Closing (or, if no Closing shall occur, at all times after the Effective Date), the Purchaser shall, and it shall cause its Affiliates to, keep confidential and not disclose to any third party or use for its own benefit or the benefit of any third party any of the following information: (i) any portion or content of any materials received from the Company Group or Sellers, (ii) any pricing or financial information or intellectual property (including trade secrets) of the Company Group or the Sellers; or (iii) any other information obtained regarding the Company Group. The obligation of the Sellers or the Purchaser under this Section 10.15 shall not apply to information that: (a) is or becomes generally available to the public without breach of the provisions of this Section 10.15; or (b) is required to be disclosed by Law, Order, or regulation of a court or tribunal or government authority of competent jurisdiction. With regard to the preceding sentence, the Parties acknowledge that Purchaser will file a Form 8-K with the Securities and Exchange Commission and such filing will include this Agreement as a part of such Form 8-K. Notwithstanding any of the foregoing sentences in this section, each Party and their respective employees, representatives, and agents may disclose to accountants, attorneys, or other Persons with a reasonable need to know the tax treatment and tax structure of the transactions contemplated in this Agreement, all materials of any kind (including opinions and other tax analyses) that are provided to such Party relating to any such tax treatment and tax structure, and information that is related to or necessary to determine the tax treatment or tax structure of the transactions contemplated in this Agreement (collectively, a “Tax Disclosure”). The authorization to make a Tax Disclosure set forth in this Section 10.15 does not apply to the extent non-disclosure is necessary to comply with applicable securities Laws and does not extend to disclosure of any other information.
10.16 Pre-Closing Communications and Privileges. From and after the Closing, (i) the Sellers shall be the sole and exclusive holders of the attorney-client privilege and all other privileges with respect to the engagement of DLA Piper (“Seller Counsel”) by the Company Group (and/or its Subsidiaries) and any services rendered by Seller Counsel as part of that engagement with regard to this transaction, and neither the Purchaser, the Company Group, nor any of their Subsidiaries or Affiliates shall be a holder of any such privilege; (ii) the ownership of, title to, and all rights associated with any and all communications (including any attachments, draft documents, or enclosures) made or sent between or among (a) the Sellers, the Company Group, and/or any of their Subsidiaries or Affiliates, and (b) Seller Counsel, that concern, refer, discuss, or relate to (x) this Agreement, (y) the transactions contemplated by this Agreement, or (z) any negotiations regarding or relating to this Agreement, shall solely and exclusively belong to the Sellers (and none of Purchaser, the Company Group, or their respective Affiliates); (iii) the ownership of, title to, and all rights associated with any and all pre-Closing communications (including any attachments, draft documents, or enclosures) made or sent between or among employees of the Company Group (and/or its Subsidiaries or Affiliates), contractors of the Company Group (and/or its Subsidiaries or Affiliates), and/or the Sellers and Seller Counsel that are subject an attorney-client privilege and that concern, refer, discuss, or relate to the Company Group (or its respective Subsidiaries or Affiliates) will belong exclusively to the Sellers, except to the extent necessary to the post-Closing operations of the Company Group; and (iv) Seller Counsel shall have no duty whatsoever to reveal or disclose any attorney-client communications with the Sellers, the Company Group, and/or any of their Subsidiaries or Affiliates to Purchaser, the Company Group, or any of their Subsidiaries or Affiliates, regarding the foregoing whether by reason of any attorney-client relationship between Seller Counsel and the Company Group or any of its respective Subsidiaries or Affiliates or otherwise. This Section 10.15 is irrevocable, and no term of this section may be amended, waived, or modified without the prior written consent of the Sellers.

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10.17 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision and such invalid, illegal, or unenforceable provision will be reformed, construed, and enforced as if such provision had never been contained in this Agreement and there had been contained in this Agreement instead such valid, legal, and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal, or unenforceable provision.
10.18 Legal Representation. In any dispute or proceeding arising under, in connection with, or relating to this Agreement, including under Article IX, the Company Indemnified Parties shall have the right, at their election, to retain DLA Piper to represent them in such matter. The Purchaser, for itself and for its successors and assigns and for the other Purchaser Indemnified Parties (including the Company Group if the Closing occurs) and their respective successors and assigns, hereby irrevocably waives and consents to any such representation by DLA Piper in any such matter. The Purchaser acknowledges that the foregoing provision shall apply whether or not DLA Piper provides legal services to the Company Group after the Closing Date.
10.19 Press Release and Announcements. No press releases or other voluntary releases of information related to this Agreement or the transactions contemplated by this Agreement will be issued or released without the consent of the Purchaser and the Sellers’ Representative, with such consent not to be unreasonably withheld, conditioned, or delayed.
10.20 Exclusivity of Agreement. The Parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any fiduciary or special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction. The Parties each agree and acknowledge that they are entering into this Agreement as their own, voluntary act, and that none of them has been induced by fraud to enter into this Agreement. The Parties hereby waive and release any and all tort claims and causes of action, except for Fraud that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement.
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Execution Version
The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER: Alamo Acquisition Corporation By: Name: Its:

Alamo Acquisition Corporation
By:
Name:
Its:

Alamo Group Inc.
By:
Name:
Its:

SELLERS’ REPRESENTATIVE:

Stellex Capital Partners LP

By:
Name:
Its:

COMPANY:

Morbark Holdings Group, LLC

By:
Name:
Its:

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Execution Version

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SPONSOR:
Stellex Capital Partners LP

By:
Name:
Its:

SELLING MEMBERS:

Stellex Capital Partners LP

By:
Name:
Its:

Stellex Capital Investors LP

By:
Name:
Its:
Navigant Oak, LLC

By:
Name:
Its:

David Herr

John Foote

Casey Gross

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Katia Moraes

Dennis O’Hara

Erika Snyder

Michael Stanton

Ken Zajaczkowski

JR Bowling

Jim Miller

Bob Charles

Bruce Swift
[Signature Page to Unit Purchase Agreement]
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Execution Version
ANNEX I
Definitions
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:
“Accounting Referee”: as set forth in Section 2.5.3.
“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited financial statements for the most recent calendar year end, including specifically, but not limited to, the principles, policies, procedures, categorizations, definitions, methods, classifications and methodologies set forth on Exhibit B hereto.
“Allocation Schedule”: as set forth in Section 2.6(a).
“Allocation Principles”: as set forth in Section 2.5.3.
“Affiliate”: with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include (a) such Person’s spouse, (b) each parent, grandparent, sibling, or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, and (d) each child of any Person described in clauses (a), (b) or (c) above.
“Agreement”: as set forth in the introductory paragraph.
“Ancillary Agreements”: shall mean: (i) the Escrow Agreement and (ii) any other Contracts expressly required to be entered into under this Agreement.
“Annexes”: means the documents entitled Annex I through Annex III that are attached to and made part of this Agreement.
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, foreign or domestic, intended to regulate merger control matters or conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“Balance Sheet Date”: July 31, 2019.
“Balance Sheet”: the consolidated balance sheet of the Company and its Subsidiaries, as of the Balance Sheet Date, included in the Company’s Financial Statements.
“Binder Agreement” means the agreement to bind the R&W Policy issued on the date of this agreement attached hereto as Exhibit C.

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“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital leases or similar obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.
“Cash and Cash Equivalents”: all cash and cash equivalent assets (including marketable securities) of the Company Group determined in accordance with GAAP; provided, however, that for the avoidance of doubt, “Cash and Cash Equivalents” (i) shall include deposits in transit to the Company Group, and (ii) shall be calculated net of any issued and uncleared checks of the Company Group.
“CERCLA”: the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.
“Closing”: as set forth in Section 2.2.
“Closing Certificate”: as set forth in Section 2.3.
“Closing Date”: as set forth in Section 2.2.
“Closing Indebtedness Payments”: as set forth in Section 2.4.1(d)
“Closing Indebtedness”: any Indebtedness of Blocker LLC, Splitter LP, the Company or its Subsidiaries as of the Closing that is not satisfied by the Closing Indebtedness Payments, as reflected on the Final Adjustment Statement.
“Closing Indebtedness Payments”: as set forth in Section 2.4.1(c).
“Closing Payments”: as set forth in Section 2.4.1.
“Closing Working Capital”: the Working Capital of Blocker LLC, Splitter LP, the Company and its Subsidiaries as of the Closing, as reflected on the Final Adjustment Statement.
“Code”: the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company”: as set forth in the introductory paragraph.
“Company Group”: means collectively, the Company, Blocker LLC, Splitter LP and each of their respective Subsidiaries and the correlated term “Group Company” means any of the foregoing individually.
“Company Indemnified Parties”: as set forth in Section 6.3.
“Company Released Persons”: as set forth in Section 10.8.1.
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“Company Real Property”: any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company or any of its Subsidiaries.
“Company Securities”: as set forth in Section 3.4.1.
“Consolidated”: the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, after eliminating all intercompany items.
“Constituent of Concern”: any substance, material, or waste that is restricted under any Environmental Laws from dumping, disbursal, or disposal into soil, waterways, or ground water.
“Contracts”: obligations between two or more parties that are legally enforceable under applicable law, other than the Plans.
“Covenant Survival Date): as provided in Section 9.2.2.
“Current Assets”: the Company’s and its Subsidiaries’ collective (a) accounts receivable (net of allowance for doubtful accounts), (b) inventories (net of reserve for obsolescence), (c) prepaid expenses and (d) other current assets excluding Cash and Cash Equivalents, all determined in accordance with the Accounting Principles applied consistently with past practices of the Company and its Subsidiaries.
“Current Liabilities”: the Company’s and its Subsidiaries’ collective (a) accounts payable, (b) unearned or deferred revenues, (c) accrued liabilities, including accrued payroll expenses, sales, use, employment, income and other Taxes, and liabilities to make distributions to any Person that the Company or any of its Subsidiaries owns any interest, and (d) Selling Expenses not otherwise discharged pursuant to the terms of this Agreement, all determined in accordance with the Accounting Principles applied consistently with past practices of the Company and its Subsidiaries.
“D&O Insurance”: as set forth in Section 6.2.
“Damages”: any and all losses, damages, fines, judgments, awards, penalties, and settlements, together with all reasonable court costs and litigation expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually incurred and including the reasonable cost of the investigation and preparation or defense of any legal action in connection therewith, and the assertion of any claims under this Agreement.
“Deductible”: as set forth in Section 9.2.3(a).
“Direct Claim”: as set forth in Section 9.4.2.
“DLA Piper”: means DLA Piper LLP (US).
“Environmental Claim”: any claim, litigation, demand, action, cause of action, suit, loss, cost, including attorneys’ fees, and expert’s fees, Damages, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing, notification of potential responsibility for clean-up of any facility, in each of the foregoing, for being in violation or in potential violation of any requirement of Environmental Law, any proceeding, consent or administrative order, agreement, or decree, Lien, personal injury or death of any Person, or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that
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seeks to recover Damages related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife, (b) radioactive materials (including naturally occurring radioactive materials), (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands, (d) exposure of Persons or property to any Constituent of Concern and the effects thereof, (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern, (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern, (g) destruction of property or injury to persons caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law. The term “Environmental Claim” also includes any Damages incurred in testing related to or resulting from any of the foregoing.
“Environmental Condition”: a condition with respect to the environment or natural resources that has resulted or could result in liability to the Company under applicable Environmental Laws.
“Environmental Law”: all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts thereof, and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.
“Environmental Permits”: all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business of each Group Company.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”: any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.
“Estimated Cash”: the Company’s estimate of the Cash and Cash Equivalents as of the Closing.
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“Escrow Account”: the separate account maintained by the Escrow Agent to hold the Escrow Amount pursuant to the terms of the Escrow Agreement.
“Escrow Agent”: SunTrust Bank, N.A.
“Escrow Agreement”: the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit A attached hereto.
“Escrow Amount”: $3,320,000.
“Escrowed Adjustment Amount”: means $2,000,000.
“Escrowed Indemnification Amount”: means $1,320,000.
“Estimated Cash”: as set forth in Section 2.3.
“Estimated Closing Indebtedness”: as set forth in Section 2.3.
“Estimated Closing Working Capital”: as set forth in Section 2.3.
“Estimated Transaction Consideration”: as set forth in Section 2.3.
“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Adjustment Statement”: as set forth in Section 2.5.4.
“Financial Statements”: (a) the audited Consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 and December 31, 2018, together with the related Consolidated statements of income, cash flows and changes in members equity for the period then ended (the “Audited Financial Statements”), and (b) the unaudited Consolidated balance sheet (the “Most Recent Balance Sheet”) of the Company and its Subsidiaries, together with the related unaudited Consolidated statements of income, cash flows and changes in members equity for the period ending on the Balance Sheet Date, all of which have been made available to the Purchaser.
“Fraud”: means actual (and not constructive) fraud, consisting of an intentionally and knowingly false misrepresentation of material and existing fact by one Party to another Party in the making of the representations and warranties in Articles III, IV, or V, as applicable, of this Agreement, made with the specific intent to deceive the complaining Party, upon which the complaining Party actually and justifiably relied to its detriment, and which is the proximate cause of material, non-speculative financial losses to the complaining Party.
“Fundamental Representations”: shall mean, collectively, the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.4 (Capitalization), Section 3.19 (Blocker LLC and Splitter LP) and Section 3.24 (Finders’ Fees), Article IV (Seller Representations) and Article V (Purchaser Representations).
“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.
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“Governmental Authority”: any federal, state, county, city, municipal, national, international, multi-national, supranational, or other local or foreign government or any subdivision, authority, commission, agency, board, bureau, court, administrative panel, or other instrumentality thereof.
“Guarantee”: of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, keep-well agreements or similar agreements, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or (ii) to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (iii) to purchase or lease property, securities or services for the purpose of assuring the creditor of such Indebtedness of the payment of such Indebtedness, (iv) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (v) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.
“HSR Act”: as set for in Section 6.11.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by income or gains, and any business franchise or similar Tax.
“Indebtedness”: with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company and its Subsidiaries in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables and other current liabilities incurred or arising in the Ordinary Course, and other than judgments), (d) all obligations of such Person under conditional sale or other title retention agreements relating to tangible property or assets purchased by such Person, (e) all debts of others secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of the debts of others, (g) all Capital Lease Obligations of such Person, (h) all obligations including fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, and (i) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such debt or Guarantee. Notwithstanding anything to the contrary set forth above, for avoidance of doubt, “Indebtedness” shall not include any trade payables (including notes payable) or other current liabilities reflected on the Financial Statements or incurred by a Group Company after the Balance Sheet Date in the Ordinary Course.
“Indemnified Party”: as set forth in Section 9.4.1.
“Indemnifying Party”: as set forth in Section 9.4.1.
“Indemnity Tax Matter”: as set forth in Section 7.2.
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“Information Memorandum”: means that certain Confidential Information Memorandum prepared by the Company and dated as of May 2019, as provided to the Purchaser, as such memorandum may have been amended, modified or supplemented by the Company.
“Intellectual Property Right”: all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Company or any of its Subsidiaries, used or held for use by such Person in connection with its respective business.
“IRS”: the Internal Revenue Service.
“Knowledge Persons”: means the actual knowledge of David Herr, Ken Zajaczkowski, John Foote, Casey Gross, Michael Stanton, or Garrett Bates.
“Law”: any federal, state, county, city, municipal, national, international, multi-national, supranational, foreign, or other governmental statute, rule, regulation, ordinance, Order, code, treaty, or legal requirement and any Permit granted under any of the foregoing, or any requirement under the common law, or any other pronouncement having the effect of law of any Governmental Authority, in each case as in effect as of the Closing Date but only to the extent it directly applies to the transactions contemplated in this Agreement.
“Leased Real Property”: as set forth in Section 3.12.1.
“Lien”: with respect to any property or asset, any publicly filed or recorded mortgage, deed of trust, hypothecation, option (on real estate), preemptive purchase right, or security interest. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.
“LLC Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, dated as of October 30, 2015, between the Company and its members, as amended from time to time.
“Management Presentation”: means that certain Management Presentation prepared by the Company and dated as of July 2019, as provided to the Purchaser, as such presentation may have been amended, modified or supplemented by the Company.
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“Material Adverse Effect”: any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate materially adverse to the business, results of operations, condition (financial or otherwise) of the Company, Morbark, LLC, Rayco Manufacturing, LLC and Denis Cimaf, Inc., taken as a whole. The meaning of “Material Adverse Effect” expressly excludes (w) the occurrence of any event of terrorism, natural disaster, act of God, or other calamity, (x) any crisis adversely impacting financial, political, or economic conditions, (y) changes in general economic, regulatory, financial, or political conditions, (z) changes affecting the Company Group’s industry generally (provided that such changes do not affect the Morbark, LLC, Rayco Manufacturing, LLC and Denis Cimaf, Inc., taken as a whole in a substantially disproportionate manner as compared to similarly situated companies), or (aa) changes in Law.
“Material Contract”: as set forth in Section 3.8.2.
“Members” means collectively, the Selling Members and Splitter LP.
“Notification Filings” as set forth in Section 6.11.
“Order”: any final writ, judgment, injunction, court order, or decree (including any consent decree) that is issued, promulgated, or entered by a Governmental Authority.
“Ordinary Course”: with respect to an action taken by any Person, an action that is consistent in nature, scope, and magnitude with the past practices of such Person, including but not limited to annual merit and promotion pay increases, normal payments of salary, bonus, and other compensation benefits, reimbursement for business expenses, and payments or increases required under the terms of any Plan.
“Organizational Documents”: means the certificate of incorporation, certificate of formation, operating agreement, memorandum and articles, bylaws, evidence of ownership of equity interests or securities issued by any applicable Person, and all other governing documents of an entity, as applicable, in each case as amended.
“OSHA”: the Federal Occupational Safety and Health Act of 1970, as amended from time to time.
“Parties”: as set forth in the introductory paragraph.
“Pay-Off Letters”: as set forth in Section 2.4.1(d).
“Permit”: shall mean all approvals, permits, licenses, certificates, registrations, franchises, or other official permission or consent issued by any Governmental Authority.
“Permitted Liens”: (a) Liens for Taxes, assessments, or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course that are fully and properly reserved for in the Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property; (e) Liens relating to any equipment leases or any purchase money interest under the Uniform Commercial Code; (f) Liens to be released as a result of the Closing Indebtedness Payments, (g) those Liens arising solely pursuant to applicable federal and state securities
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laws, (h) Liens imposed by the Organizational Documents of the Company or any of its Subsidiaries, and (i) Liens arising as a result of actions taken by Purchaser or any of its Affiliates, including any Liens pursuant to Purchaser’s financing arrangements.
“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.
“Personal Property”: as set forth in Section 3.12.2.
“Plans”: as set forth in Section 3.17.1.
“Policies”: as set forth in Section 3.9.
“Post-Closing Tax Period”: as set forth in Section 7.4.1.
“Pre-Closing Period”: as set forth in Section 7.1.1.
“Pre-Closing Tax Liabilities”: as set forth in Section 7.4.3.
“Pre-Closing Tax Period”: as set forth in Section 7.4.2.
“Preliminary Adjustment Statement”: as set forth in Section 2.5.1.
“Purchaser Indemnified Parties”: as set forth in Section 9.2.1.
“Purchaser”: as set forth in the introductory paragraph.
“Representatives”: means, with respect to any Person, the officers, directors, employees, agents, attorneys, accountants, advisors, industry consultants, bankers, and other representatives of such Person.
“Representations and Warranties Survival Date”: as set forth in Section 9.2.2.
“Required Consents” as set forth in Section 8.1.6.
“R&W Policy”: means that certain (i) Buyer-Side Representations and Warranties Insurance Policy No. 107099521 underwritten by ASQ Underwriting as duly authorized agent of the Insurer, and (ii) Excess Buyer-Side Representations and Warranties Insurance Policy No. ET111-001-531 underwritten by Euclid Transactional, LLC, as duly authorized agent of the ET Insurers.
“R&W Carrier” means collectively, ASQ Underwriting and Euclid Transactional, LLC.
“Scheduled Customer”: as set forth in Section 3.23.
“Schedules”: means the disclosures schedules of the respective Parties that are expressly identified and referenced in various sections of this Agreement.
“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers”: as set forth in the introductory paragraph.
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“Seller Counsel” as set forth in Section 10.16.
“Seller Indemnified Parties”: as set forth in Section 9.1.
“Sellers’ Representative”: as set forth in Section 10.6.1.
“Sellers Rep Holdback” means the total amount of $5,000,000 held back by the Sellers’ Representative to provide for expenses that may be incurred by it in such capacity.
“Seller Released Persons”: as set forth in Section 10.8.2.
“Seller Releasing Persons”: as set forth in Section 10.8.1.
“Sellers’ Straddle Period Allocation”: as set forth in Section 7.1.2.
“Selling Expenses”: without duplication, all of the out of pocket fees and expenses incurred by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation, or execution of this Agreement, the Ancillary Agreements, or any documents or agreements contemplated by this Agreement or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees (if any), and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors; provided that, for the avoidance of doubt, in no event shall “Selling Expenses” be deemed to include any fees and expenses to any Person to the extent relating to Purchaser’s financing for the transactions contemplated hereby or any items contemplated above to the extent such items are included in the computation of Indebtedness or Closing Working Capital.
“Selling Members”: as set forth in the introductory paragraph.
“Solvent” with respect to any Person means that, as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person or its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (a) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by such Person following such date; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Sponsor” as set forth in the introductory paragraph.
“Sponsor Splitter LP Interests” the portion of the Splitter LP Interests owned by Sponsor.
“Straddle Periods”: as set forth in Section 7.1.2.
“Subsidiary Securities”: as set forth in Section 3.4.4.
“Subsidiary” or “Subsidiaries”: with respect to any Person means any business entity in which such Person owns or controls, directly or indirectly, a majority of the total voting rights in such entity that
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are entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, officers, and/or any other managing agent of the entity, either by the Person itself or in combination with that Person’s other Subsidiaries, and/or with that Subsidiary’s own Subsidiaries.
“Tax”: any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by any Group Company, or any of their respective Affiliates, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority.
“Tax Benefit”: means the reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) resulting from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that any Purchaser Indemnified Party could have reported or taken into account (including by way of any increase in basis) in any taxable period (or portions thereof) subsequent to the Closing Date.
“Tax Disclosure”: as set forth in Section 10.15.
“Tax Representation”: as set forth in Section 9.1.
“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.
“Tax Sharing Agreements”: all existing Tax allocation or sharing agreements or arrangements (whether oral or written) binding any Group Company, or any of its or their Affiliates (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).
“Third Party Claim”: any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.
“Transaction Consideration”: an amount equal to: (a) $352,000,000; (b) plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target; (c) minus the amount (if any) by which the Working Capital Target exceeds the Closing Working Capital; and (d) plus the amount of Cash and Cash Equivalents as of the Closing Date.
“Transaction Tax Deductions” means the sum of all (i) transaction, stay or sale bonuses, change in control payments, severance payments, retention payments or any other payments made by the Company Group in connection with the transactions contemplated by this Agreement (or included as a liability in calculating Indebtedness or Closing Working Capital), (ii) the fees, expenses and interest incurred by the Company Group with respect to the payment of Closing Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income tax purposes, any breakage fees or any accelerated deferred financing fees, whether paid before, at, or after the Closing), (iii) the amount of any employment Taxes with respect to the amounts set forth in clause (i) paid by the Company Group on or prior to the Closing Date, and (iv) any Selling Expenses, including amounts that would be Selling Expenses had they not been paid prior to Closing and any other costs or expenses related to the transaction contemplated hereby.
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“Units”: as set forth in Recital B.
“Working Capital Target”: $57,000,000.00.
“Working Capital”: an amount equal to Current Assets less Current Liabilities.

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ANNEX II
Selling Members

Name	Number of Series A Preferred Units	Number of Incentive Common Units
Stellex Capital Investors LP	7,985.35	-
Navigant Oak, LLC	26,485	-
David Herr	2,750	13,850
John Foote	1,000	5,000
Casey Gross	-	4,000
Katia Moraes	-	2,171
Dennis O’Hara	250	2,500
Erika Snyder	-	1,000
Michael Stanton	250	4,000
Ken Zajaczkowski	-	3,960
JR Bowling	-	1,320
Jim Miller	-	990
Bob Charles	495	1,155
Bruce Swift	-	4,000
TOTAL	39,215.35	43,946

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ANNEX III
Notices
To the Purchaser:
c/o Alamo Group, Inc.
1627 East Walnut Street
Seguin TX 78155

Fax: (830) 372-9683
Attention: Ed Rizzuti
Email: erizzuti@alamo-group.com

with a copy (which shall not constitute notice) to:

J. David Oppenheimer
Clark Hill Strasburger
2301 Broadway Street
San Antonio, TX 78215

Fax: (210) 258-2743
Email: david.oppenheimer@clarkhillstrasburger.com

and

Alamo Group, Inc.
1627 East Walnut Street
Seguin TX 78155
Fax: (830) 372-9683
Attention: Ed Rizzuti
Email: erizzuti@alamo-group.com

To the Sellers’ Representative:
Stellex Capital Partners LP
900 Third Avenue, 22nd Floor
New York, NY 10022 Attention: David Waxman
Email: dwaxman@stellexcapital.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA 30309-3450
Fax: (404) 682-7991
Attention: Gerry Williams
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